Exhibit 10.7

CREDIT AGREEMENT

dated as of

May 31, 2017

among

CARS.COM INC.,

The SUBSIDIARY GUARANTORS Party Hereto,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A. and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

and

BANK OF AMERICA, N.A., CAPITAL ONE, N.A., CITIZENS BANK, N.A., FIFTH THIRD BANK,

PNC BANK, NATIONAL ASSOCIATION, SUNTRUST BANK and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

SCHEDULE 1.01(a)	– Commitments
SCHEDULE 1.01(b)	– Closing Date Affiliate Agreements
SCHEDULE 1.01(c)	– Consolidated EBITDA
SCHEDULE 1.01(d)	– Mortgaged Properties
SCHEDULE 4.06(a)	– Litigation
SCHEDULE 4.06(b)	– Environmental Matters
SCHEDULE 4.13	– Labor Matters
SCHEDULE 4.16	– Subsidiaries
SCHEDULE 7.01	– Existing Indebtedness
SCHEDULE 7.02	– Existing Liens
SCHEDULE 7.06	– Existing Investments
SCHEDULE 7.09	– Restrictive Agreements
SCHEDULE 10.01	– Addresses for Notices

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B-1	Form of Term Loan Note
EXHIBIT B-2	Form of Revolving Credit Note
EXHIBIT C	Form of Subsidiary Joinder Agreement
EXHIBIT D	Form of U.S. Tax Compliance Certificate
EXHIBIT E	Form of Solvency Certificate
EXHIBIT F	Form of Parent Guaranty

CREDIT AGREEMENT, dated as of May 31, 2017 (this “Agreement”), among CARS.COM INC., the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H :

WHEREAS, TEGNA Inc., a Delaware corporation (“Parent”), intends to separate its digital automotive marketplace business from its media and other digital businesses by means of a spin-off of the Borrower in accordance with the Form 10 filed by the Borrower with the SEC on September 7, 2016, as amended on November 2, 2016 and as further amended on February 3, 2017, April 12, 2017, April 27, 2017 and May 4, 2017 (the “Spin-Off”), after which the Borrower will own the such digital automotive marketplace business;

WHEREAS, in connection with the Spin-Off, the Borrower has requested that the Lenders extend credit in the form of (a) Term Loans in an original aggregate principal amount equal to $450,000,000 and (b) Revolving Credit Loans and Letters of Credit, at any time and from time to time prior to the Revolving Credit Commitment Maturity Date, in an aggregate principal amount and/or undrawn face amount at any time outstanding of up to $450,000,000, in each case, subject to increase as provided herein; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition by the Borrower or any other Loan Party, in one transaction or a series of transactions, of (a) Capital Stock of any other Person if, after giving effect thereto, (i) more than 50% of the Capital Stock of such other Person is owned by the Borrower or any other Subsidiary and (ii) such other Person is consolidated with the Borrower in accordance with GAAP and (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more business units of any other Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, on any date, a fluctuating interest rate per annum equal to the greatest of: (a) the Prime Rate in effect on such day, (b) the New York Fed Bank Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m., London time, on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate or the New York Fed Bank Rate shall be effective from and including the effective date of such change in the Prime Rate or the New York Fed Bank Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction in which the Borrower or any of its Subsidiaries or Unrestricted Subsidiaries operates that are applicable to the Borrower or any of its Subsidiaries or Unrestricted Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of all Classes hereunder; provided that for purposes of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees or acceptance fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, respectively, based upon the Total Net Leverage Ratio as of the most recent determination date; provided, that prior to the delivery of the Borrower’s consolidated financial statements delivered pursuant to Section 6.01(a) or (b) of this Agreement (and the related compliance certificate delivered pursuant to Section 6.01(d) of this Agreement) for the second full fiscal quarter ending following the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Total Net Leverage Ratio:	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1 Greater than 4.00:1.00	1.00%	2.00%	0.30%
Category 2 Greater than 3.00:1.00 but less than or equal to 4.00:1.00	0.75%	1.75%	0.25%

Total Net Leverage Ratio:	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 3 Greater than 2.00:1.00 but less than or equal to 3.00:1.00	0.50%	1.50%	0.20%
Category 4 Less than or equal to 2.00:1.00	0.25%	1.25%	0.15%

For purposes of the foregoing, (i) the Total Net Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s consolidated financial statements delivered pursuant to Section 6.01(a) or (b) of this Agreement (and the related compliance certificate delivered pursuant to Section 6.01(d) of this Agreement) and (ii) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements and compliance certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Net Leverage Ratio shall be deemed to be in Category 1 if the Borrower fails to deliver the consolidated financial statements (and related compliance certificate) required to be delivered by it pursuant to Section 6.01(a), (b) and/or (d), during the period from the expiration of the time for delivery thereof specified in such Sections until such financial statements and compliance certificate are delivered. In the event that any financial statement or certification delivered pursuant to Section 6.01 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Rate for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Loan Documents.

“Applicable Withholding Agent” has the meaning set forth in Section 2.18(a).

“Approved Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any Disposition of property or series of related Dispositions of property permitted by clause (m) and (q) of Section 7.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Revolving Credit Lender” has the meaning set forth in Section 2.10(c)(i).

“Available Amount” means the amount, not less than zero in the aggregate, determined on a cumulative basis equal to, on any date,

(a) $100,000,000, plus

(b) 50% of the cumulative Consolidated Net Income of the Borrower and its Subsidiaries for all fiscal quarters of the Borrower from the first day of the fiscal quarter of the Borrower during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter prior to such date, plus

(c) the aggregate amount of capital contributions to the capital of the Borrower made in cash or Cash Equivalents or other property (based on the fair market value (as reasonably determined by the Borrower) of such other property) after the Closing Date, plus

(d) the cumulative amount of net proceeds received by the Borrower or any Subsidiary after the Closing Date and on or prior to such date from (i) the sale of Capital Stock (other than Disqualified Stock) of the Borrower after the date on which the Spin-Off has been consummated, (ii) the incurrence of Indebtedness by the Borrower or any Subsidiary after the Closing Date owed to a Person that is not a Loan Party or a Subsidiary or an Affiliate of a Loan Party that is converted into Capital Stock (other than Disqualified Stock) of the Borrower and (iii) the Disposition to any Person (other than the Borrower or a Restricted Subsidiary) of or other return of capital with respect to any Investment made pursuant to Section 7.06(m) or profit with respect to any Investment made pursuant to Section 7.06(r); plus

(e) to the extent that any Unrestricted Subsidiary of the Borrower is redesignated as a Restricted Subsidiary after the Closing Date, the fair market value (as reasonably determined by the Borrower) of the Borrower’s Investments in such Subsidiary (in an amount not to exceed the original amount of such Investment) as of the date of such redesignation, minus

(f) the aggregate amount of the Available Amount used after the Closing Date and prior to such date to make any (i) Investments pursuant to Section 7.06(m), (ii) Restricted Payments pursuant to Section 7.07(d) or (iii) Restricted Debt Payments pursuant to Section 7.10(a)(ii).

“Available Incremental Amount” means an aggregate principal amount equal to the sum of (a) (i) $125,000,000 minus (ii) the aggregate principal amount of all Incremental Term Loans, Incremental Equivalent Debt and Revolving Credit Commitment Increases incurred or issued in reliance on clause (a)(i) of this definition, plus (b) (i) the sum of (x) the amount of any optional prepayments of Term Loans in accordance with Section 2.12(a) plus (y) to the extent the Borrower has permanently reduced the Revolving Credit Commitments in accordance with Section 2.10(b), the amount of any such reduction minus (ii) the aggregate principal amount of all Incremental Term Loans, Incremental Equivalent Debt and Revolving Credit Commitment Increases incurred or issued in reliance on clause (b)(i) of this definition, plus (c) an unlimited amount so long as (i) after giving Pro Forma Effect to the relevant Incremental Term Loans, Incremental Equivalent Debt (if such Incremental Equivalent Debt is (or is intended to be) secured by Liens on the Collateral) and/or Revolving Credit Commitment Increase (without netting the cash proceeds therefrom and assuming a full drawing of all Revolving Credit Commitments (including any applicable Revolving Credit Commitment Increase to be incurred)) and to the use of proceeds thereof, the Senior Secured Net Leverage Ratio is less than or equal to 3.00 to 1.00 or (ii) with respect to any unsecured Incremental Equivalent Debt, after giving Pro Forma Effect thereto (without netting the cash proceeds therefrom) and to the use of proceeds thereof, the Total Net Leverage Ratio is less than or equal to the then-applicable Required Ratio, in each case, as of the last day of the applicable Reference Period; provided that the Borrower may elect to use clause (c) above (in whole or in part) prior to using all or a portion of clauses (a) or (b), or combine the use of clause (a), (b) and (c), and, if clause (c) and one or both of clauses (a) and (b) are available at the time of such incurrence and the Borrower does not make an election, the Borrower will be deemed to have elected to use clause (c) first.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any Affiliate of any Lender: (a) commercial credit cards, other commercial cards, purchase cards and merchant card services, (b) stored value cards, (c) treasury management services or other payment services (including, without limitation, electronic payment service, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Cars.com Inc., a Delaware corporation.

“Borrower Materials” has the meaning set forth in Section 6.01.

“Borrower Obligations” means all of the Obligations of the Borrower.

“Borrowing” means (a) all ABR Loans of the same Class made, converted or continued on the same date or (b) all Eurodollar Loans of the same Class that have the same Interest Period.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.06.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Borrower or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalent” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Obligations” means any and all obligations of the Borrower or any Subsidiary arising out of (a) the execution or processing of electronic transfers of funds by automated clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with any financial institution or affiliate thereof, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other treasury, deposit, disbursement, overdraft and cash management services afforded to the Borrower or any Subsidiary by any such financial institution or affiliate thereof and (d) Banking Services.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means (a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; or (b) the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) directors of the Borrower on the Closing Date nor (ii) nominated or appointed by the board of directors of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder or issued in connection therewith and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Credit Loans, Incremental Term Loans, Loans made pursuant to a Revolving Credit Commitment Increase, Refinancing Term Loans, Refinancing Revolving Credit Loans, Extended Term Loans or Extended Revolving Credit Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment, a Revolving Credit Commitment, a Refinancing Revolving Credit Commitment, an Extended Revolving Credit Commitment or any commitment to provide Incremental Term Loans, Refinancing Term Loans or Extended Term Loans pursuant to any Incremental Term Loan Supplement, Refinancing Amendment or Extension Amendment, respectively.

“Closing Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Closing Date Cash Transfer” means a payment in cash to Parent on the Closing Date in an aggregate amount not to exceed $650,000,000.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means the Co-Documentation Agents identified on the cover page of this Agreement.

“Collateral” has the meaning set forth in the Security Agreement.

“Commitment” means, as to any Lender, (a) the Term Commitment and the Revolving Credit Commitment of such Lender, and (b) the commitment of such Lender to provide Incremental Term Loans, Refinancing Term Loans and/or Extended Term Loans, if any, pursuant to any Incremental Term Loan Supplement, Refinancing Amendment or Extension Amendment, respectively.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means any Person (which, for purposes of this definition, shall be deemed to exclude any natural person and any Governmental Authority) which is engaged in similar business operations as the Borrower and its subsidiaries.

“Competitor Holding Company” means a direct or indirect holding company of a Competitor.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication (including in respect of adjustments provided in the second proviso to the definition of “Consolidated Net Income”) and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) unlimited reasonable and documented non-recurring expenses related to the closing of the Spin-Off incurred prior to the consummation thereof or within 6 months thereafter (including, without limitation, Transaction Costs), (f) restructuring costs, reorganization costs, integration costs and other related one-time charges, provided that, for any trailing twelve-month period, the aggregate amount added pursuant to clause (r) and this clause (f) shall not exceed 20% of Consolidated EBITDA for the applicable Reference Period, (g) costs arising from or related to mergers, acquisitions, divestitures, dispositions, spin-offs or significant actual or potential transactions (including a corporate merger, consolidation, acquisition of property or stock, or joint venture), in each case regardless whether such transactions have been consummated, and related transition and integration costs, such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs directly associated with integration projects, (h) all extraordinary, unusual and/or non-recurring charges, costs, credits or items of loss, (i) litigation and dispute settlement charges, expenses and gains, subject to an aggregate cap of $2,000,000 for any trailing twelve-month period, (j) the cumulative effect for the applicable reporting period of a change in accounting principles, (k) non-cash asset write-downs, including impairment of goodwill and intangible assets, (l) any unrealized losses for the applicable reporting period attributable to the application of “mark to market” accounting in respect of Hedging Agreements or in respect of foreign currency translation adjustments, (m) cash expenses actually incurred in connection with discontinued operations, provided that any operation deemed to have been “discontinued” in the applicable reporting period shall be deemed to be a discontinued operation for all subsequent reporting periods, (n) any expenses or charges related to any equity offering, investment, indebtedness or restricted payment, or any modification to any instrument of indebtedness, in each case regardless whether such transaction has been consummated, (o) all expenses or charges (including deferred financing costs written off and premiums paid) in connection with any early extinguishment of debt, including hedging obligations or other derivative instruments, (p) non-cash stock based compensation, (q) revenue amortization in respect of applicable affiliate or other similar agreements in effect on the Closing Date and listed on Schedule 1.01(b), (r) pro forma cost savings and synergies realizable within eighteen months of the closing of the applicable Acquisition to which such add-backs relate, provided that, for any trailing twelve-month period, the aggregate amount added pursuant to clause (f) and this clause (r) shall not exceed 20% of Consolidated EBITDA for the applicable Reference Period, (s) cash proceeds of business interruption insurance, in an amount not to exceed the earnings for the applicable reporting period that such proceeds are intended to replace, (t) cash expenses/charges to the extent fully indemnified by a third party or covered by insurance, but only to the extent (1) the applicable indemnification obligation or insurance policy remains in full force and effect, (2) the counterparty to such indemnification obligation or applicable insurance provider is, at the time such add-back is taken, and remains, solvent, and such counterparty or insurance provider has not refused or challenged a claim in writing for such indemnification or insurance payment and (3) with respect to insurance, such insurance proceeds will be received within twelve months of the time such expenses were incurred, and/or (u) the amount of all other non-cash charges, losses or expenses for such period, and minus, without duplication (including in respect of adjustments provided in the second proviso to the definition of “Consolidated Net Income”) and to the extent included in calculating such Consolidated Net Income for such period (i) any extraordinary gains for the applicable reporting period, determined on a consolidated basis in accordance with GAAP, (ii) any non-cash gains for the applicable reporting period, including with respect to write-ups of assets or goodwill, determined on a consolidated basis in accordance with GAAP, (iii) any gains attributable to the early extinguishment of indebtedness or obligations under any Hedging Agreement, determined on a consolidated basis in accordance with GAAP, (iv) the cumulative effect for such period of a change in accounting principles, (v) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements, (vi) any cash income received from discontinued operations, and (vii) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (A) any other extraordinary, unusual or non-recurring income and (B) any other non-cash income other than ordinary course items that are expected to become cash (in each case other than any non-cash income attributable to revenue amortization in respect of applicable affiliate or other similar agreements in effect on the Closing Date and listed on Schedule 1.01(b)).

For the purposes of calculating Consolidated EBITDA for any Reference Period, (x) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Asset Sale, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Asset Sale for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (y) if during such Reference Period the Borrower or any Subsidiary shall have made an Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis.

Notwithstanding the foregoing, “Consolidated EBITDA” for any period set forth on Schedule 1.01(c) shall be deemed equal to the amount for such period set forth on Schedule 1.01(c).

“Consolidated Interest Coverage Ratio” means, at any date, the ratio of (a) Consolidated EBITDA for the Reference Period ended on, or most recently ended prior to, such date, to (b) Consolidated Interest Expense for such Reference Period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), minus interest income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, “Consolidated Interest Expense” for (a) the Reference Period ending June 30, 2017, shall equal Consolidated Interest Expense during the period from June 1, 2017 through June 30, 2017 multiplied by 12.0, (b) for the Reference Period ending September 30, 2017, shall equal Consolidated Interest Expense during the period from June 1, 2017 through September 30, 2017 multiplied by 3.0, (c) for the Reference Period ending December 31, 2017, shall equal Consolidated Interest Expense during the period from June 1, 2017 through December 31, 2017 multiplied by 1.714 and (d) for the Reference Period ending March 31, 2018, shall equal Consolidated Interest Expense during the period from June 1, 2017 through March 31, 2018 multiplied by 1.2.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (b) the undistributed earnings of any Subsidiary of the Borrower (other than a

Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; provided, further, that neither (x) non-cash asset write-downs, including impairment of goodwill and intangible assets, (y) any equity-based compensation charge or expense, including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs, nor (z) any non-cash amortization expense relating to the acquisitions of intangible assets before or after the Closing Date shall, in each case, be deducted in the calculation of “Consolidated Net Income”. Notwithstanding the foregoing, the amount of any cash dividends, distributions or other amounts paid by any Unrestricted Subsidiary and received by the Borrower or the Subsidiaries during any such period shall be included, without duplication and (for purposes of calculating the Available Amount pursuant to clause (b) of the definition thereof) subject to clause (b) of the proviso in the immediately preceding sentence, in the calculation of Consolidated Net Income for such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit, within three Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute (based on a reasonable determination under the circumstances) between the Borrower and such Lender, (b) notified the Borrower, the Administrative Agent, any Issuing Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing or public statement indicates that such position is based on a good faith dispute (based on a reasonable determination under the circumstances) between the Borrower and such Lender), (c) failed, within three Business Days after reasonable request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute (based on a reasonable determination under the circumstances) between the Borrower and such Lender) and participations in then outstanding Letters of Credit; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Borrower, the Administrative Agent and each Issuing Lender shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder, or (f) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by a Governmental Authority.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by the Borrower in good faith) of non-cash consideration received by the Borrower or any of its Subsidiaries in connection with a Disposition that is so designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of the Borrower minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 4.06(a) and the environmental matters disclosed in Schedule 4.06(b).

“Disposition” means, with respect to any property or right, any sale, lease, sale and leaseback, license, assignment, conveyance, transfer or other disposition thereof (excluding the sale by the Borrower of its own Capital Stock).

“Disqualified Lender” means (a) any Competitor or Competitor Holding Company and any Affiliate of any Competitor or Competitor Holding Company, in each case that was specified to the Joint Lead Arrangers by the Borrower in writing by name prior to May 2, 2017 (the list of such Persons, the “Disqualified Lenders List”), (b) any additional Competitor or Competitor Holding Company and any additional Affiliate of any Competitor or Competitor Holding Company, in each case that has been specified by the Borrower in writing to the Joint Lead Arrangers (prior to the Closing Date) or the Administrative Agent (on or after the Closing Date), and (c) any Affiliate of any Person described in the foregoing clauses (a) or (b) that is clearly identifiable solely on the basis of the similarity of its name as an Affiliate of such Person(s); provided, that notwithstanding anything herein to the contrary, (i) any person that is a Lender and subsequently becomes a Disqualified Lender will be deemed to not be a Disqualified Lender hereunder, (ii) “Disqualified Lender” shall exclude any Person identified by the Borrower as no longer being a “Disqualified Lender” by written notice to the Administrative Agent, and (iii) in no event shall the designation of any Person as a Disqualified Lender pursuant to the foregoing clause (b) apply (x) to disqualify any Person until three (3) Business Days after such Person shall have been identified in writing to the Administrative Agent via electronic mail submitted to JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Borrower from time to time) (the “Designation Effective Date”), or (y) retroactively to disqualify any Person that, prior to the Designation Effective Date, has (1) acquired an assignment or participation interest under this Agreement or (2) entered into a trade to acquire an assignment or participation interest under this Agreement.

“Disqualified Lenders List” has the meaning set forth in clause (a) of the definition of “Disqualified Lender”, as the same may be supplemented from time to time pursuant to clause (b) of the definition of “Disqualified Lender”.

“Disqualified Person” has the meaning assigned to such term in Section 10.04(f)(i).

“Disqualified Stock” means with respect to any Person, Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the Latest Maturity Date (as determined as of the date of issuance of such Capital Stock); provided that if such Capital Stock is issued to any plan for the benefit of employees of any Loan Party or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by any Loan Party in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized or incorporated under the laws of any jurisdiction within the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to pollution or protection of the environment and human health and safety (to the extent relating to exposure to Hazardous Material), preservation or reclamation of natural resources, including those relating to the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary arising under any Environmental Law and resulting from (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the indoor or outdoor environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Capital Stock of any class or type of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA and (b) any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Pension Plan of a non-exempt Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan, or the failure by the Borrower or any of their ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by the Borrower or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by the Borrower or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (i) the receipt by the Borrower or any of their ERISA Affiliates of any notice from any plan administrator of any Multiemployer Plan concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (j) the imposition of liability on the Borrower or any of their respective ERISA Affiliates pursuant to Section 4062(e) of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (a) each Unrestricted Subsidiary, (b) each Foreign Subsidiary, (c) each Foreign Subsidiary Holding Company, (d) each direct or indirect Subsidiary of any Foreign Subsidiary or any Foreign Subsidiary Holding Company, (e) each Subsidiary to the extent that such Subsidiary is prohibited by any applicable law from guaranteeing the Guaranteed Obligations, (f) each Subsidiary if, and for so long as, the guarantee of the Guaranteed Obligations by such Subsidiary would require the consent, approval, license or authorization of a Governmental Authority or under any binding Contractual Obligation with any Person other than the Borrower or any Subsidiary existing on the

Closing Date (or, if later, the date such Subsidiary is acquired (so long as such Contractual Obligation is not incurred in contemplation of such acquisition), except to the extent such consent, approval, license or authorization has actually been obtained, (g) each Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Subsidiary Guarantor, and (h) each Subsidiary with respect to which, as reasonably determined by the Borrower and the Administrative Agent, the cost of providing a guarantee of the Guaranteed Obligations is excessive in view of the benefits to be obtained by the Guaranteed Parties in each case of this definition; provided that any such Subsidiary shall cease to be an Excluded Subsidiary at such time as (i) the foregoing clauses (a) through (h) cease to apply or (ii) the Borrower causes such Subsidiary to become a Subsidiary Guarantor.

“Excluded Hedging Obligation” means with respect to any Subsidiary Guarantor, any Hedging Obligation, if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party). If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income and franchise or similar Taxes imposed by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or as a result of any other present or former connection with such jurisdiction (other than any such connections arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) any branch profits Taxes or any similar Tax imposed by a jurisdiction described in clause (a), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any United States federal withholding Tax (i) that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.18(a), or (ii) that is attributable to the Foreign Lender’s failure to comply with Section 2.18(e), and (d) any Taxes imposed under FATCA.

“Extended Revolving Credit Commitment” has the meaning set forth in Section 2.24(a)(i).

“Extended Revolving Credit Loans” has the meaning set forth in Section 2.24(a)(i).

“Extended Term Loans” has the meaning set forth in Section 2.24(a)(i).

“Extension” has the meaning set forth in Section 2.24(a)(ii).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.24), each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.24 and the Borrower executed by each of (a) the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.24.

“Extension Offer” has the meaning set forth in Section 2.24(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender or Issuing Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary of the Borrower that has no material assets other than the Capital Stock (or Capital Stock and Indebtedness) of one or more CFCs or other Foreign Subsidiary Holding Companies.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit, bankers’ acceptance or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business and (ii) any liability of the Borrower or its Subsidiaries as a general partner of a partnership (other than a wholly-owned Subsidiary of the Borrower) in respect of the Indebtedness of such partnership.

“Guaranteed Obligations” has the meaning set forth in Section 3.01.

“Guaranteed Parties” means, collectively, the Lenders, the Issuing Lenders, the Administrative Agent, any other holder from time to time of any Guaranteed Obligations and, in each case, their respective successors and permitted assigns.

“Guaranty” means (i) collectively, the Guarantee of the Guaranteed Obligations pursuant to this Agreement and (ii) prior to the Parent Guaranty Release Date, solely for purposes of clause (m) of Article VIII, the Parent Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), and any other agreements or arrangements designed to manage interest rates or interest rate risk and other agreements or arrangements designed to protect against fluctuations in currency exchange rates, whether or not any such agreement, arrangement or transaction is governed by or subject to any master agreement (regardless of whether such agreement or instrument is classified as a “derivative” pursuant to FASB ASC Topic No. 815 and required to be marked-to-market).

“Hedging Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any Hedging Agreement.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Increasing Revolving Credit Lender” has the meaning set forth in Section 2.10(c)(i).

“Incremental Equivalent Debt” has the meaning set forth in Section 2.10(e).

“Incremental Facilities” means, collectively, all Revolving Credit Commitment Increases provided pursuant to Section 2.10(c) and all Incremental Term Loans provided pursuant to Section 2.10(d).

“Incremental Revolving Credit Commitment Tranche” has the meaning set forth in Section 2.10(c)(i).

“Incremental Term Loan” has the meaning set forth in Section 2.10(d)(i).

“Incremental Term Loan Effective Date” has the meaning set forth in Section 2.10(d)(i).

“Incremental Term Loan Lender” has the meaning set forth in Section 2.10(d)(i).

“Incremental Term Loan Maturity Date” means, with respect to any Incremental Term Loans to be made pursuant to any Incremental Term Loan Supplement, the maturity date specified in such Incremental Term Loan Supplement.

“Incremental Term Loan Supplement” has the meaning set forth in Section 2.10(d)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable or accounts payable no later than 90 days past due, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (such Indebtedness shall be limited to the lesser of (x) the amount of such Indebtedness and (y) the fair market value of the property securing such Indebtedness), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvent” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.09.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable thereto and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or (if agreed to by all the Lenders for the applicable Class of Loans) twelve months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing, and the date of a Borrowing comprising Loans of any Class that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for Dollars that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available for Dollars that is longer than the Impacted Interest Period, in each case, as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Impacted Interest Period. When determining the Interpolated Rate for a period which is shorter than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the acquisition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities (including Capital Stock) of any other Person, (b) any advance, loan or extension of credit by such Person, to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person (other than Indebtedness constituting trade payables in the ordinary course of business and excluding, in the case of the Borrower and its Subsidiaries, intercompany liabilities having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a division, business unit or line of business. For purposes of covenant compliance, the amount of any Investment shall be (i) (x) the amount actually invested plus (y) the cost of any addition thereto that otherwise constitutes an Investment, in each case as determined immediately prior to the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents.

“Issuing Lender” means each of JPMCB and Wells Fargo Bank, National Association, each in its capacity as the issuer of Letters of Credit hereunder, and in each case its successors in such capacity as provided in Section 2.07(j). Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners” means the Joint Bookrunners identified on the cover page of this Agreement.

“Joint Lead Arrangers” means the Joint Lead Arrangers identified on the cover page of this Agreement.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Latest Maturity Date” means, at any date of determination, the latest maturity or termination date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time, including for the avoidance of doubt the Latest Term Loan Maturity Date and the Latest Revolving Credit Termination Date.

“Latest Revolving Credit Termination Date” means, at any date of determination, the latest maturity or termination date applicable to any then-outstanding Revolving Credit Loan or Revolving Credit Commitment, in each case as extended in accordance with this Agreement from time to time, including for the avoidance of doubt the Revolving Credit Commitment Termination Date.

“Latest Term Loan Maturity Date” means, at any date of determination, the latest maturity date applicable to any then-outstanding Term Loan, Incremental Term Loan, Refinancing Term Loan or Extended Term Loan, in each case as extended in accordance with this Agreement from time to time, and including for the avoidance of doubt the Term Loan Maturity Date and the Incremental Term Loan Maturity Date.

“LC Commitment” means, with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit up to the amount set forth opposite the name of such Issuing Lender on Schedule 1.01(a).

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Revolving Percentage of the total LC Exposures at such time.

“Lenders” means the Persons listed on Schedule 1.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an instrument entered into pursuant to Section 2.10(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Each Increasing Revolving Credit Lender, each Assuming Revolving Credit Lender, each Incremental Term Loan Lender, each Refinancing Facility Lender and each Lender that executes and delivers an Extension Amendment shall, in each case, (i) be a Lender upon the effectiveness of the Revolving Credit Commitment Increase Supplement, Incremental Term Loan Supplement, Refinancing Amendment or Extension Amendment, as applicable, to which such Person is a party, or (ii) in the case of any such Person that was a Lender prior to the effectiveness of such agreement, shall continue to be a Lender upon the effectiveness of such agreement.

“Letter of Credit” means any standby or commercial letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) executed and delivered by any Loan Party governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit Sublimit Amount” means $25,000,000.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBO Rate shall be the Interpolated Rate at such time (provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” means (i) any Acquisition or other Investment permitted under Section 7.06 by the Borrower or one or more of its Subsidiaries the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption or repayment of Indebtedness requiring irrevocable notice in advance of such redemption or repayment.

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents, the promissory notes (if any) executed and delivered pursuant to Section 2.11(e), the Security Documents, (prior to the Parent Guaranty Release Date and solely for purposes of clauses (c) and (m) of Article VIII) the Parent Guaranty, any Incremental Term Loan Supplement, any Revolving Credit Commitment Increase Supplement, any Refinancing Amendment, any Extension Amendment and any amendment, waiver, supplement or other modification to any of the foregoing and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Parties” means (a) the Borrower, (b) the Subsidiary Guarantors and (c) prior to the Parent Guaranty Release Date and solely for purposes of clauses (c) and (m) of Article VIII, Parent.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operation or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform their respective obligations hereunder and under the other Loan Documents or (c) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate outstanding principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Permitted Acquisition” means any Permitted Acquisition and other Acquisition permitted pursuant to Section 7.06 for cash consideration of at least $75,000,000.

“Material Real Property” has the meaning set forth in Section 6.11(b).

“Material Subordinated Debt” means any Indebtedness (including, for the avoidance of doubt, any Incremental Equivalent Debt and any Refinancing Equivalent Debt, but other than Indebtedness among the Borrower and/or its Subsidiaries) that is expressly subordinated in right of payment to the Obligations, with an individual outstanding principal amount in excess of $30,000,000.

“Minimum Extension Condition” has the meaning set forth in Section 2.24(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust, security deed or like instrument granting a Lien on any Mortgaged Property given by any of the Loan Parties, as grantor, to the Administrative Agent, each such Mortgage to be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Properties” shall mean the real property listed on Schedule 1.01(d) and any real property which may from time to time be the subject of a Mortgage pursuant to Section 6.11.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the excess of (1) the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), (provided that no such proceeds from any Asset Sale or Recovery Event shall be included in the calculation of Net Cash Proceeds unless the gross proceeds (with respect to Asset Sales, valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) to the Borrower and its Subsidiaries from all Asset Sales and Recovery Events (x) in the applicable fiscal year shall exceed $10,000,000 in the aggregate or (y) since the Closing Date shall exceed $25,000,000 in the aggregate on a cumulative basis since the Closing Date), net of (2) (i) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (including principal, premium or penalty, if any, and interest, breakage costs or other amounts) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) the amount of any reserves established by the Borrower and the Subsidiary Guarantors in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Responsible Officer) and (b) in connection with any incurrence of Indebtedness, the proceeds received from such incurrence in the form of cash and Cash Equivalents, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New York Fed” means the Federal Reserve Bank of New York.

“New York Fed Bank Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “New York Fed Bank Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, collectively, (a) all of the Indebtedness, liabilities and obligations of any Loan Party to the Administrative Agent, the Lenders and/or the Issuing Lenders arising under the Loan Documents (including all reimbursement obligations in respect of Letters of Credit), in each case whether fixed, contingent (including without limitation those Obligations incurred as a Subsidiary Guarantor pursuant to Article III), now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under clause (h) or (i) of Article VIII and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event, (b) all obligations of any Loan Party owing to any Lender or any Affiliate of any Lender, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extension and modifications thereof and substitutions therefor) in connection with Cash Management Obligations and (c) all obligations of any Loan Party under or in respect of Specified Hedging Agreements (other than, with respect to any Loan Party, any Excluded Hedging Obligations of such Loan Party). The term “Obligations” shall include the Borrower Obligations.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under this Agreement or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the New York Fed as set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).

“Parent” has the meaning set forth in the recitals hereto.

“Parent Debt” means all Indebtedness pursuant to the Parent Debt Documents.

“Parent Debt Documents” means (i) that certain Amended and Restated Competitive Advance and Revolving Credit Agreement, dated as of December 13, 2004 (as amended, restated, amended and restated, supplemented or otherwise modified prior to Closing Date), among TEGNA Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto and the other parties party thereto, (ii) that certain Tenth Supplemental Indenture, dated as of July 29, 2013, between Parent and U.S. Bank National Association, as trustee, (iii) that certain Eleventh Supplemental Indenture, dated as of October 3, 2013, between Parent and U.S. Bank National Association, as trustee and (iv) that certain Twelfth Supplemental Indenture, dated as of September 8, 2014, between Parent and U.S. Bank National Association, as trustee.

“Parent Guaranty” has the meaning set forth in Section 5.01(l).

“Parent Guaranty Release Date” has the meaning set forth in Section 3.12(b).

“Participant” has the meaning set forth in Section 10.04(c)(i).

“Participant Register” has the meaning set forth in Section 10.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” has the meaning set forth in Section 7.06(f).

“Permitted Liens” means:

(a) Liens imposed by law for taxes, utilities, assessments or governmental charges or levies that are not yet due and payable or delinquent or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, employee health and disability benefits laws, and other social security laws or regulations or casualty or liability or other insurance or self-insurance including any Liens securing letters of credit, letters of guarantee or bankers’ acceptances issued in the ordinary course of business in connection therewith;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations (other than any such obligation imposed pursuant to Section 430(k) of the Code or 303(k) of ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VIII;

(f) easements, zoning restrictions, rights of way and other similar encumbrances and charges on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) leases, subleases, licenses and sub-licenses of the properties of the Borrower or any Subsidiary granted to third parties entered into in the ordinary course of business;

(h) Liens on the property of the Borrower or any Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord; and

(i) with respect to any Mortgaged Property, the matters listed as exceptions to title on Schedule B of the Title Policy covering such Mortgaged Property and the matters disclosed in any survey delivered to the Administrative Agent with respect to such Mortgaged Property.

“Permitted Refinancing Increase” means, with respect to the Refinancing of any Indebtedness, an amount equal to (a) any premium and defeasance costs paid, and fees and expenses reasonably incurred, in connection with such Refinancing, (b) any unpaid accrued interest on the Indebtedness being Refinanced, and (c) any existing available commitments unutilized under the Indebtedness being Refinanced.

“Permitted Refinancing Indebtedness” mean any Indebtedness issued in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus any Permitted Refinancing Increase in respect of such Refinancing), (b) such Permitted Refinancing Indebtedness shall have the same obligors and same guarantees as, and be secured on a pari passu basis with, the Indebtedness so Refinanced (provided that the Permitted Refinancing Indebtedness may be subject to lesser guarantees or be unsecured or the Liens securing the Permitted Refinancing Indebtedness may rank junior to the Liens securing the Indebtedness so Refinanced), (c) the maturity date is later than or equal to, and the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to, that of the Indebtedness being Refinanced, and (d) if the Indebtedness so Refinanced is subordinated in right of payment to the Obligations, then such Permitted Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is made subordinate in right of payment to the Obligations at least to the extent that the Indebtedness so Refinanced is subordinated to the Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning set forth in Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” or “Pro Forma Effect” means, with respect to any determination of the Consolidated Interest Coverage Ratio, Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio or Consolidated EBITDA (including component definitions thereof), that:

(a) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division and/or product line of the Borrower, any Subsidiary or (B) any designation of a Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made,

(b) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made,

(c) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Reference Period with respect to any test or covenant for which the relevant determination is being made; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Reference Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower; and

(d) the acquisition of any asset and/or the amount of Cash or Cash Equivalents, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its subsidiaries, or the Disposition of any asset described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Reference Period with respect to any test or covenant for which such calculation is being made.

Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Total Net Leverage Ratio for purposes of the definition of “Applicable Rate” and for purposes of Section 7.11 (other than for the purpose of determining pro forma compliance with Section 7.11 as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Reference Period shall not be given pro forma effect.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Public Lender” has the meaning set forth in Section 6.01.

“Qualified Keepwell Provider” means in respect of any Hedging Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Hedging Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Hedging Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Dates” means the last day of September, December, March and June in each year, the first of which shall be the last day of the first full fiscal quarter ended after the Closing Date.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or its Subsidiaries.

“Reference Period” means any period of four consecutive fiscal quarters of the Borrower for which financial statements have been or are required to have been delivered.

“Refinancing Amendment” has the meaning set forth in Section 2.23(c).

“Refinancing Equivalent Debt” has the meaning set forth in Section 2.23(a).

“Refinancing Facilities” has the meaning set forth in Section 2.23(a).

“Refinancing Facility Lender” has the meaning set forth in Section 2.23(b).

“Refinancing Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to provide all or any portion of any Refinancing Revolving Credit Facility.

“Refinancing Revolving Credit Facility” has the meaning set forth in Section 2.23(a).

“Refinancing Revolving Credit Loan” means any Loan made pursuant to a Refinancing Revolving Credit Facility.

“Refinancing Term Loan” means any Term Loan made pursuant to a Refinancing Term Facility.

“Refinancing Term Facility” has the meaning set forth in Section 2.23(a).

“Register” has the meaning set forth in Section 10.04(b)(iv).

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use (x) all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets (other than inventory) useful in its business (including through Permitted Acquisitions and the making of Capital Expenditures).

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets (other than inventory) useful in the Borrower’s business (including through Permitted Acquisitions and the making of Capital Expenditures).

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring (i) 12 months after the receipt by the Borrower of Net Cash Proceeds relating to such Reinvestment Event or (ii) if the Borrower or any Subsidiary enters into a binding commitment to reinvest the Net Cash Proceeds relating to such Reinvestment Event within 12 months following receipt thereof, 180 days after the date of such binding commitment, and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, restore, rebuild, repair, construct, improve, replace or otherwise acquire assets (other than inventory) useful in its business (including through Permitted Acquisitions and the making of Capital Expenditures) with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans, outstanding Refinancing Term Loans, outstanding Extended Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans, outstanding Refinancing Term Loans, outstanding Extended Term Loans and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans, outstanding Refinancing Term Loans, outstanding Extended Term Loans and/or unused Commitments of such Class, as applicable, representing more than 50% of the total Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans, outstanding Refinancing Term Loans, outstanding Extended Term Loans and/or unused Commitments of such Class, as applicable, at such time.

“Required Ratio” has the meaning set forth in Section 7.11(a).

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, director of treasury or other similar office of the Borrower and, as to any document delivered on the Closing Date, any secretary or assistant secretary of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock or on account of any return of capital to the Borrower’s or such Subsidiary’s stockholders, partners or members (or the equivalent of any thereof).

“Revolving Credit”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.04.

“Revolving Credit Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Credit Commitment Termination Date and the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased or otherwise modified from time to time pursuant to Section 2.10, 2.23 or 2.24 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 1.01(a) under the caption “Revolving Credit Commitment”, or in the Assignment and Assumption or other instrument pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. On the Closing Date, the aggregate amount of the Revolving Credit Commitments is $450,000,000.

“Revolving Credit Commitment Increase” has the meaning set forth in Section 2.10(c)(i).

“Revolving Credit Commitment Increase Date” has the meaning set forth in Section 2.10(c)(i).

“Revolving Credit Commitment Increase Supplement” has the meaning set forth in Section 2.10(c)(ii)(B).

“Revolving Credit Commitment Termination Date” means May 31, 2022.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Credit Loans and (b) the LC Exposure of such Lender at such time; provided that at any time a Defaulting Lender exists, in the determination of Revolving Credit Exposure of any Revolving Credit Lender for purposes of Section 2.04, the LC Exposure of such Revolving Credit Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.21(d).

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.04 and, for the avoidance of doubt, includes any Loan made pursuant to a Revolving Credit Commitment Increase, any Refinancing Revolving Credit Loan and any Extended Revolving Credit Loan.

“Revolving Percentage” with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment; provided that for purposes of Section 2.21 when a Defaulting Lender shall exist, “Revolving Percentage” shall mean the percentage of the total Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment. With respect to the Revolving Credit Lenders, if the Revolving Credit Commitments have terminated or expired, the Revolving Percentages shall be determined on the basis of the percentage of the total Revolving Credit Exposures represented by such Revolving Credit Lender’s Revolving Credit Exposure, giving effect to any assignments and any Lender’s status as a Defaulting Lender at the time of determination (including any reallocation of LC Exposure pursuant to Section 2.21(d)).

“S&P” means Standard & Poor’s Financial Services LLC.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the target of any comprehensive Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other sanctions authority of any jurisdiction in which the Borrower or any of its Subsidiaries or Unrestricted Subsidiaries operates, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other sanctions authority of any jurisdiction in which the Borrower or any of its Subsidiaries or Unrestricted Subsidiaries operates.

“SEC” means the Securities and Exchange Commission, or any regulatory body that succeeds to the functions thereof.

“Secured Obligations” has the meaning set forth in the Security Agreement.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Security Agreement” means the Security Agreement, to be entered into following the occurrence of the Spin-Off but in any event within one Business Day of the Closing Date, among the Loan Parties and the Administrative Agent.

“Security Documents” means, collectively, the Security Agreement, the Mortgages and each of the security agreements and other instruments and documents executed and delivered pursuant thereto, each Subsidiary Joinder Agreement, any security or similar agreement entered into pursuant to Section 6.11 in favor of the Administrative Agent, and all Uniform Commercial Code financing statements required by the terms of any such agreement to be filed with respect to the security interests created pursuant thereto.

“Senior Secured Net Leverage Ratio” means, at any date, the ratio of (a) all Indebtedness of the Borrower and its Subsidiaries on such date that is secured by a Lien on property of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus Unrestricted Cash of the Borrower and its Subsidiaries on such date to (b) Consolidated EBITDA for the Reference Period ended on, or most recently ended prior to, such date.

“Solvent” means, when used with respect to any Person, together with its Subsidiaries, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of the Borrower, on a consolidated basis, will, as of such date, exceed the amount of all known “liabilities of the Borrower, on a consolidated basis, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of the Borrower, on a consolidated and going-concern basis, will, as of such date, be greater than the amount that will be required to pay the liability of the Borrower , on a consolidated basis, on its debts as such debts become absolute and mature in the ordinary course of business, (c) the Borrower, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) the Borrower , on a consolidated basis, will be able to pay its debts as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Hedging Agreement” means any Hedging Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by any Loan Party and any Person that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into.

“Specified Representations” means those representations and warranties made by the Borrower in Sections 4.02, 4.03(b), 4.08, 4.12, 4.18 and 4.19.

“Spin-Off” has the meaning set forth in the recitals hereto.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Transaction” means, with respect to any Reference Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Subsidiary the effect of which is to increase the Borrower’s or any Subsidiary’s respective equity ownership in such Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or its relevant Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of any subsidiary (or any business unit, line of business or division of the Borrower or any Subsidiary) not prohibited by this Agreement, (d) the designation of a Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as Restricted Subsidiary in accordance with Section 6.12 hereof, (e) any incurrence or repayment of Indebtedness (other than revolving Indebtedness), (f) any capital contribution in respect of Capital Stock (other than Disqualified Stock) or any issuance of such Capital Stock and/or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, (i) with respect to the Borrower or any of its direct or indirect subsidiaries, references to “Subsidiary” will not include, or be a reference to, any Unrestricted Subsidiary, and (ii) “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantors” means (a) each Subsidiary of the Borrower that is listed under the caption “Subsidiary Guarantors” on the signature pages hereof and (b) each other Subsidiary of the Borrower that shall become a Subsidiary Guarantor pursuant to Section 6.11.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement substantially in the form of Exhibit C executed and delivered by a Subsidiary that, pursuant to Section 6.11(a), is required to become a “Subsidiary Guarantor” hereunder and a “Securing Party” under the Security Agreement in favor of the Administrative Agent.

“Survey” has the meaning set forth in Section 6.11(b)(viii).

“Syndication Agent” means the Syndication Agent identified on the cover page of this Agreement.

“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied, collected or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” as to any Lender, the obligation of such Lender, if any, to make Term Loans to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.01(a). On the Closing Date, the aggregate amount of the Term Commitments is $450,000,000.

“Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan” has the meaning set forth in Section 2.01.

“Term Loan Maturity Date” means May 31, 2022.

“Term Percentage” means, as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Title Company” has the meaning set forth in Section 6.11(b)(iii).

“Title Policy” has the meaning set forth in Section 6.11(b)(iii).

“Total Net Leverage Ratio” means, at any date, the ratio of (a) all Indebtedness of the Borrower and its Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, minus Unrestricted Cash of the Borrower and its Subsidiaries on such date to (b) Consolidated EBITDA for the Reference Period ended on, or most recently ended prior to, such date.

“Transaction Costs” means all fees, costs and expenses incurred or paid by the Borrower or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party, the borrowing of Loans hereunder and the use of proceeds thereof, the consummation of the Spin-Off, the payment of the Closing Date Cash Transfer and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Cash” means unrestricted domestic cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries in an amount not to exceed $125,000,000 in the aggregate.

“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower that is identified on Schedule 4.16 as an Unrestricted Subsidiary, (b) any subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 6.12 subsequent to the Closing Date and (c) any subsidiary of an Unrestricted Subsidiary; provided that (a) except to the extent provided in Section 6.12, no Subsidiary may be designated (or re-designated) as an Unrestricted Subsidiary, (b) notwithstanding anything to the contrary in this Agreement, no Subsidiary may be designated as an

Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (c) no Person may be designated as an “Unrestricted Subsidiary” if such Person is not an “Unrestricted Subsidiary” or is a “Guarantor” under any agreement, document or instrument evidencing any Incremental Equivalent Debt, any Refinancing Equivalent Debt, any Material Indebtedness, any Material Subordinated Debt or any Permitted Refinancing Indebtedness of any of the foregoing, or has otherwise guaranteed or given assurances of payment or performance under or in respect of any such Indebtedness.

“USA PATRIOT Act” has the meaning set forth in Section 10.13.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein. Notwithstanding any other provision of this Agreement or the other Loan Documents to the contrary, the determination of whether a lease constitutes a capital lease or an operating lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense, shall be determined by reference to GAAP as in effect on the Closing Date.

(b) Notwithstanding anything to the contrary herein, but subject to Section 1.05, all financial ratios and tests (including the Total Net Leverage Ratio and/or the Senior Secured Net Leverage Ratio and Consolidated EBITDA) contained in this Agreement that are calculated with respect to any Reference Period during which any Subject Transaction occurs shall be calculated with respect to such Reference Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Reference Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such Reference Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Reference Period as if such Subject Transaction had occurred at the beginning of the applicable Reference Period (it being understood, for the avoidance of doubt, that solely for purposes of (x) calculating actual compliance with Section 7.11 and (y) calculating the Total Net Leverage Ratio for purposes of the definition of “Applicable Rate”, the date of the required calculation shall be the last day of the Reference Period, and no Subject Transaction occurring thereafter shall be taken into account).

SECTION 1.04 Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, Section 7.11 hereof, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Consolidated Interest Coverage Ratio test) and/or any cap expressed as a percentage and/or based on the amount of Consolidated EBITDA or any other basket, (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) or the accuracy of representations and warranties as a condition to (A) the consummation of any Limited Condition Transaction or any transaction in connection therewith (including the assumption or incurrence of Indebtedness) and/or (B) the making of any Restricted Payment or any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any Acquisition or similar Investment or other transaction described in the immediately preceding clause (A), at the time of (or on the basis of the financial statements for the most recently ended Reference Period at the time of) either (x) the execution of the definitive agreement with respect to such Acquisition or other Investment or (y) the consummation of such Acquisition or other Investment, (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Reference Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Reference Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect to the relevant Acquisition, Investment, Restricted Payment and/or Restricted Debt Payment on a Pro Forma Basis; provided that if the Borrower has made such an election, then, in connection with the determination of (i) compliance with any financial ratio or test (including, without limitation, Section 7.11 hereof, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio and/or any Consolidated Interest Coverage Ratio test) and/or any cap expressed as a percentage or based on the amount of Consolidated EBITDA and/or any other basket or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) or the accuracy of representations and warranties, in each case as a condition to the consummation of any transaction in connection with (A) any Limited Condition Transaction (including the assumption or incurrence of Indebtedness) and/or (B) the making of any Restricted Payment or Restricted Debt Payment in each of the foregoing cases on or following the date of such election and prior to (x) in the case of clause (A) of this proviso, the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated and (y) in the case of clause (B) of this proviso, the making of the applicable Restricted Payment or Restricted Debt Payment, each such determination shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction, Restricted Payment or Restricted Debt Payment and other pro forma events in connection therewith (including any incurrence of Indebtedness) have been consummated. For the avoidance of doubt, notwithstanding anything to the contrary in this Section 1.04, the requirements of Section 5.02 are required to be satisfied in connection with any extension of credit except as expressly provided herein.

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 7.11 hereof, any Consolidated Interest Coverage Ratio, Senior Secured Net Leverage Ratio test and/or any Total Net Leverage Ratio test and/or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (a) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after such calculation.

ARTICLE II

THE CREDITS

SECTION 2.01 Term Commitments . Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower in Dollars on the Closing Date in an amount equal to the Term Commitment of such Term Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.02 and Section 2.09.

SECTION 2.02 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time (or such later time acceptable to the Administrative Agent)), one Business Day prior to the anticipated Closing Date requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed, which notice may be revoked by the Borrower at any time prior to 2:00 P.M., New York City time, on the date identified in such notice as the date of the proposed Borrowing. The Term Loans made on the Closing Date shall initially be Eurodollar Loans with an Interest Period of three months. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 2:00 P.M., New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Term Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

SECTION 2.03 Repayment of Term Loans. The Borrower shall repay the Term Loans in quarterly principal installments, commencing September 30, 2017, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amounts to be paid set forth below:

Installment Dates	Principal Amount
September 30, 2017	$5,625,000
December 31, 2017	$5,625,000
March 30, 2018	$5,625,000
June 30, 2018	$5,625,000
September 30, 2018	$5,625,000
December 31, 2018	$5,625,000
March 31, 2019	$5,625,000
June 30, 2019	$5,625,000
September 30, 2019	$8,437,500
December 31, 2019	$8,437,500
March 31, 2020	$8,437,500
June 30, 2020	$8,437,500
September 30, 2020	$8,437,500
December 31, 2020	$8,437,500
March 31, 2021	$8,437,500
June 30, 2021	$8,437,500
September 30, 2021	$11,250,000
December 31, 2021	$11,250,000
March 31, 2022	$11,250,000
Term Loan Maturity Date	$303,750,000

SECTION 2.04 Revolving Credit Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

SECTION 2.05 Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing by the Borrower consisting of Loans of the same Class and Type made to the Borrower by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.15, each Borrowing by the Borrower shall be comprised entirely of ABR Loans or of Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Borrowing shall be in an aggregate amount of $3,000,000 or a larger multiple of $500,000. Each ABR Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused amount of the total Revolving Credit Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(f). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing) (i) any Revolving Credit Eurodollar Borrowing if the Interest Period requested therefor would end after the applicable termination date for such Commitment or (ii) any Eurodollar Borrowing of a Term Loan, an Incremental Term Loan, a Refinancing Term Loan or an Extended Term Loan if the Interest Period requested therefor would end after the applicable maturity date for such Loan. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect at any time.

SECTION 2.06 Requests for Revolving Credit Borrowings.

(a) Notice by the Borrower. To request a Revolving Credit Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding anything herein to the contrary, solely with respect to any Revolving Credit Borrowing to be made on the Closing Date, any Borrowing Request for such Borrowing (x) shall be made not later than 10:00 A.M., New York City time, one Business Day before the date of the proposed Borrowing, and (y) may be revoked by the Borrower at any time prior to 2:00 P.M., New York City time, on the date identified in such Borrowing Request as the date of the proposed Borrowing.

(b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.05:

(i) the aggregate amount of the requested Revolving Credit Borrowing;

(ii) the date of such Revolving Credit Borrowing, which shall be a Business Day;

(iii) whether such Revolving Credit Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; provided that the Revolving Credit Borrowing on the Closing Date shall be a Eurodollar Loan with an Interest Period of one month;

(iv) in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.05(d); and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.08.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof, including whether the Borrower designated the proceeds to be used for working capital purposes, and of the amount of such Lender’s Loan to be made as part of the requested Revolving Credit Borrowing.

(d) Failure to Elect. If no election as to the Type of a Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, the requested Borrowing shall be made instead as an ABR Borrowing.

SECTION 2.07 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.04, the Borrower may request an Issuing Lender to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit denominated in Dollars for the Borrower’s account in such form as is acceptable to such Issuing Lender in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender and the Administrative Agent) to such Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal, extension or creation) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit or acceptance application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended shall be created only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal, extension or creation (i) the total LC Exposures shall not exceed the Letter of Credit Sublimit Amount, (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments, (iii) the Revolving Credit Exposure of each Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment and (iv) the face amount of all outstanding Letters of Credit issued by each Issuing Lender shall not exceed such Lender’s LC Commitment.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date (unless, in the case of this clause (ii), on or prior to such date, such Letter of Credit is cash collateralized or backstopped in an amount and on terms reasonably acceptable to the applicable Issuing Lender). Subject to the foregoing, each Issuing Lender may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each (and in any event not to exceed the period prescribed in the foregoing clause (ii)), unless such Issuing Lender elects not to extend for any such additional period.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Lender, and without any further action on the part of such Issuing Lender or the Revolving Credit Lenders, such Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of each Issuing Lender, such Revolving Credit Lender’s Revolving Percentage of each LC Disbursement made by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.08 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to paragraph (f) of this Section, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Credit Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Credit Loans as contemplated below) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursement. If any Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time; provided that if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.06 that such payment be financed with an ABR Revolving Credit Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Revolving Percentage thereof.

(g) Obligations Absolute. The Borrower’s obligations under this Section 2.07 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against each Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing

Lender that such Issuing Lender shall not be responsible for, and the Borrower’s reimbursement obligations under Section 2.07(f) shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (d) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders, nor any Issuing Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Lender; provided that the foregoing shall not be construed to excuse such Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Lender (as finally determined by a court of competent jurisdiction), any Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then-applicable to ABR Revolving Credit Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be for account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Lender shall be for account of such Revolving Credit Lender to the extent of such payment.

(j) Replacement of Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender thereto. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Credit Lenders (or, if the maturity of the Revolving Credit Loans has been accelerated, Revolving Credit Lenders representing greater than 50% of the total LC Exposures) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the total LC Exposures as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Loan Party described in clause (h) or (i) of Article VIII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Loan Parties under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the total LC Exposure at such time or, if the maturity of the Revolving Credit Loans has been accelerated (but subject to the consent of Revolving Credit Lenders representing greater than 50% of the total LC Exposures), be applied to satisfy other obligations of the Loan Parties under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.08 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(f) shall be remitted by the Administrative Agent to the applicable Issuing Lender.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the New York Fed Bank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.09 Interest Elections.

(a) Elections by the Borrower. The Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect Interest Periods, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans of the respective Class constituting such Borrowing, and the Loans of such Class constituting each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.06 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.05:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.05(d).

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.10 Termination and Reduction of the Commitments; Incremental Credit Extensions.

(a) Scheduled Termination. Unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date.

(b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments, in each case, without premium or penalty; provided that (i) each reduction of the Revolving Credit Commitment pursuant to this Section shall be in an amount that is $5,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under this paragraph (b) at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of such termination may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or such transaction is not consummated. Any termination or reduction of the Revolving Credit Commitments shall be permanent.

(c) Increase of Revolving Credit Commitments.

(i) Requests for Increase. The Borrower may propose at any time (A) that the Revolving Credit Commitments hereunder be increased by having an existing Revolving Credit Lender (each an “Increasing Revolving Credit Lender”) agree to increase its then existing Revolving Credit Commitment and/or by adding as a new Revolving Credit Lender hereunder any Person approved by the Administrative Agent and each Issuing Lender (in each case, such approval not to be unreasonably withheld or delayed) but in any event shall otherwise be an eligible assignee under Section 10.04 (each an “Assuming Revolving Credit Lender”) that shall agree to provide a Revolving Credit Commitment hereunder or (B) the establishment of one or more new revolving credit commitments (each such new commitment, an “Incremental Revolving Credit Commitment Tranche”) to be provided by one or more Increasing Revolving Credit Lenders and/or Assuming Revolving Credit Lenders (each such proposed increase pursuant to the foregoing clauses (A) and (B) being a “Revolving Credit Commitment Increase”), in each case, by notice to the Administrative Agent specifying the amount of the relevant Revolving Credit Commitment Increase, the Increasing Revolving Credit Lender(s) and/or Assuming Revolving Credit Lenders providing for such Revolving Credit Commitment Increase and the date on which such increase is to be effective (the “Revolving Credit Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and ten Business Days prior to the Revolving Credit Commitment Termination Date; provided that, and subject to the provisions set forth in Section 1.04(a) with respect to any Limited Condition Transaction:

(A) the minimum amount of each Revolving Credit Commitment Increase shall be $5,000,000 or a larger multiple of $1,000,000;

(B) the aggregate amount of all Revolving Credit Commitment Increases hereunder, together with the aggregate amount of all Incremental Term Loans incurred under Section 2.10(d) and all Incremental Equivalent Debt incurred under Section 2.10(e), shall not exceed the Available Incremental Amount;

(C) both at the time of any such request and upon the effectiveness of any Revolving Credit Commitment Increases, no Default or Event of Default shall have occurred and be continuing or would result from such proposed Revolving Credit Commitment Increase (or, in the case of any Revolving Credit Commitment Increase consisting of an Incremental Revolving Credit Commitment Tranche incurred to finance an Acquisition or other Investment permitted under Section 7.06, no Event of Default pursuant to clauses (a), (b), (h) or (i) of Article VIII has occurred and is continuing or would result therefrom);

(D) the representations and warranties set forth in Article IV and in the other Loan Documents (or, in the case of any Revolving Credit Commitment Increase consisting of an Incremental Revolving Credit Commitment Tranche incurred to finance an Acquisition or other Investment permitted under Section 7.06, the Specified Representations, provided that any reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in the main transaction agreement governing such Investment) shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) immediately prior to, and after giving effect to, such Revolving Credit Commitment Increase as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(E) any Revolving Credit Commitment Increase shall rank pari passu in right of payment and security with the existing Revolving Credit Commitments;

(F) no Revolving Credit Commitment Increase consisting of an Incremental Revolving Credit Commitment Tranche will have (i) a final maturity earlier than the Latest Revolving Credit Termination Date (as determined as of the applicable Revolving Credit Commitment Increase Date) or (ii) a weighted average life to maturity that is shorter than the weighted average life to maturity of the Revolving Credit Commitments; and

(G) (i) any Revolving Credit Commitment Increase (other than an Incremental Revolving Credit Commitment Tranche) shall be on terms that are identical to the existing Revolving Credit Commitments, with respect to any Revolving Credit Commitment Increase that is the same tranche as the existing Revolving Credit Commitments, or (ii) subject to clauses (E) and (F) above, any Revolving Credit Commitment Increase consisting of an Incremental Revolving Credit Commitment Tranche shall be on terms that are identical to the existing Revolving Credit Commitments, other than those terms relating to pricing (including interest rates or rate floors), fees and maturity date and other than as set forth in this clause (c), or such terms as are reasonably satisfactory to the Administrative Agent, the Borrower, the Increasing Revolving Credit Lenders and/or the Assuming Revolving Credit Lenders, as applicable, with respect to any Incremental Revolving Credit Commitment Tranche.

Each notice by the Borrower under this paragraph shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clauses (C) and (D) above. Notwithstanding anything herein to the contrary, no Revolving Credit Lender shall have any obligation hereunder to become an Increasing Revolving Credit Lender and any election to do so shall be in the sole discretion of each Revolving Credit Lender.

(ii) Effectiveness of Increase. Each Revolving Credit Commitment Increase (and the increase of the Revolving Credit Commitment of each Increasing Revolving Credit Lender and/or the new Revolving Credit Commitment of each Assuming Revolving Credit Lender, as applicable, resulting therefrom) shall become effective as of the relevant Revolving Credit Commitment Increase Date upon receipt by the Administrative Agent, on or prior to 12:00 noon, New York City time, on such Revolving Credit Commitment Increase Date, of (A) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Revolving Credit Commitment Increase under this paragraph (c) have been satisfied, (B) an agreement (a “Revolving Credit Commitment Increase Supplement”), in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which, effective as of such Revolving Credit Commitment Increase Date, as applicable, the Revolving Credit Commitment of each such Increasing Revolving Credit Lender shall be increased or each such Assuming Revolving Credit Lender shall undertake a Revolving Credit Commitment reflecting such Assuming Revolving Credit Lender’s increased Revolving Credit Commitment, in each case duly executed by such Increasing Revolving Credit Lender or Assuming Revolving Credit Lender, as the case may be, and the Borrower and acknowledged by the Administrative Agent and (C) such certificates, legal opinions or other documents from the Borrower reasonably requested by the Administrative Agent in connection with such Revolving Credit Commitment Increase. Upon the Administrative Agent’s receipt of a fully executed Revolving Credit Commitment Increase Supplement from each Increasing Revolving Credit Lender and/or Assuming Revolving Credit Lender referred to in clause (B) above, together with the certificates, legal opinions and other documents referred to in clauses (A) and (C) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Revolving Credit Commitment Increase to the Borrower and the Lenders (including, if applicable, each Assuming Revolving Credit Lender). On each Revolving Credit Commitment Increase Date, to the extent such Revolving Credit Commitment Increase is an Incremental Revolving Credit Commitment Tranche, the Borrower shall simultaneously (i) prepay in full the outstanding Revolving Credit Loans (if any) held by the Revolving Credit Lenders immediately prior to giving effect to the relevant Revolving Credit Commitment Increase, (ii) if the Borrower shall have so requested in accordance with this Agreement, borrow new Revolving Credit Loans from all Revolving Credit Lenders (including, if applicable, any Assuming Revolving Credit Lender) such that, after giving effect thereto, the Revolving Credit Loans are held ratably by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments (after giving effect to such Revolving Credit Commitment Increase) and (iii) pay to the Revolving Credit Lenders the amounts, if any, payable under Section 2.17; provided that notwithstanding the foregoing, with respect to any Revolving Credit Commitment Increase that is the same tranche as the existing Revolving Credit Commitments, at the election of the Administrative Agent in its sole discretion, any Revolving Credit Loans outstanding on such Revolving Credit Commitment Increase Date shall be reallocated among the Revolving Credit Lenders (with Revolving Credit Lenders making any required payments to each other) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised pro rata shares of such Lenders arising from any nonratable increase in the Revolving Credit Commitments under this Section 2.10(c). Upon each such Revolving Credit Commitment Increase, the participation interests of the Revolving Credit Lenders in the then outstanding Letters of Credit shall automatically be adjusted to reflect, and each Revolving Credit Lender (including, if applicable, each Assuming Revolving Credit Lender) shall have a participation in each such Letter of Credit equal to, the Revolving Credit Lenders’ respective Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit after giving effect to such increase.

(d) Incremental Term Loans.

(i) Requests for Incremental Term Loans. The Borrower and any one or more Lenders or other lenders arranged by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) but in any event shall otherwise be an eligible assignee under Section 10.04 (an “Incremental Term Loan Lender”) may from time to time agree that such Incremental Term Loan Lenders shall make one or more tranches of term loans available to the Borrower (each an “Incremental Term Loan”), which may be the same facility as the existing Term Loans or a separate class of term loans. Any such Incremental Term Loan shall be made available (the date such Incremental Term Loan is made available, an “Incremental Term Loan Effective Date”) to the Borrower on terms and pursuant to a supplement to this Agreement in form and substance substantially consistent with the terms related to the Term Loans in this Agreement, or otherwise reasonably satisfactory to the Administrative Agent, the Incremental Term Loan Lenders and the Borrower (an “Incremental Term Loan Supplement”) executed and delivered by the Borrower, the applicable Incremental Term Loan Lenders and the Administrative Agent (which Incremental Term Loan Supplement may include such amendments to this Agreement as shall be required in the reasonable judgment of the Administrative Agent to effect the intent of this Section); provided that, and subject to the provisions set forth in Section 1.04(a) with respect to any Limited Condition Transaction:

(A) the minimum amount of each Incremental Term Loan shall be $5,000,000 or a larger multiple of $1,000,000;

(B) the aggregate amount of all Incremental Term Loans hereunder, together with the aggregate amount of Revolving Credit Commitment Increases incurred under Section 2.10(c) and the aggregate amount of all Incremental Equivalent Debt incurred under Section 2.10(e), shall not exceed the Available Incremental Amount;

(C) both at the time of any such request and upon the effectiveness of any Incremental Term Loans, no Default or Event of Default shall have occurred and be continuing or would result from such proposed Incremental Term Loan (or, in the case of Incremental Term Loans incurred to finance an Acquisition or other Investment permitted under Section 7.06, no Event of Default pursuant to clauses (a), (b), (h) or (i) of Article VIII has occurred and is continuing or would result therefrom);

(D) the representations and warranties set forth in Article IV and in the other Loan Documents (or, in the case of Incremental Term Loans incurred to finance an Investment permitted under Section 7.06, the Specified Representations, provided that any reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in the main transaction agreement governing such Investment) shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) immediately prior to, and after giving effect to, such Incremental Term Loan on and as of the Incremental Term Loan Effective Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(E) any Incremental Term Loans shall rank pari passu in right of payment and security with the Term Loans;

(F) Incremental Term Loans may, among other things, be subject to the mandatory prepayment obligations set forth in Section 2.12(c), and may share ratably in any other mandatory prepayments (which, in the case of any Incremental Term Loans provided under a “B” term loan facility, may include an excess cash flow sweep, in addition to asset sale and casualty event mandatory prepayments);

(G) subject to clause (H) below, the interest rates, maturity and amortization schedules applicable to any Incremental Term Loan shall be determined by the Borrower, the Administrative Agent the Incremental Term Loan Lenders thereunder;

(H) no Incremental Term Loans will have (i) a final maturity earlier than the Latest Term Loan Maturity Date (as determined as of the applicable Incremental Term Loan Effective Date) or (ii) a weighted average life to maturity that is shorter than the weighted average life to maturity of any comparable (i.e., “A” term loan facility or “B” term loan facility) term loan facility under this Agreement; and

(I) any Incremental Term Loans shall be on terms (i) that are identical to the existing Term Loans, with respect to any Incremental Term Loans that are the same tranche as the existing Term Loans, or (ii) subject to clauses (E) and (H) above, that are identical to the existing Term Loans, other than those terms relating to amortization, pricing (including interest rates, rate floors or OID), fees and maturity date and other than as set forth in this clause (d), or such terms as are reasonably satisfactory to the Administrative Agent, the Incremental Term Loan Lenders and the Borrower, with respect to any Incremental Term Loans that are a separate tranche from the existing Term Loans.

Notwithstanding anything herein to the contrary, no Lender shall have any obligation hereunder to become an Incremental Term Loan Lender and any election to do so shall be in the sole discretion of each Lender.

(ii) Effectiveness of Increase. On each Incremental Term Loan Effective Date, the Borrower shall deliver to the Administrative Agent (A) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Incremental Term Loan under this paragraph (d) have been satisfied, (B) an executed Incremental Term Loan Supplement and (C) such certificates, legal opinions or other documents from the Borrower reasonably requested by the Administrative Agent in connection with such Incremental Term Loan. Upon the Administrative Agent’s receipt of a fully executed Incremental Term Loan Supplement, together with the certificates, legal opinions and other documents referred to in clauses (A) and (C) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Incremental Term Loan to the Borrower and the Lenders.

(e) Incremental Equivalent Debt. The Borrower may utilize availability under the Incremental Facilities in respect of one or more series of senior unsecured notes or term loans or senior secured first lien notes or term loans or senior secured junior lien (as compared to the Liens securing the Secured Obligations) term loans, in each case, if secured, that will be secured by Liens on the Collateral on an pari passu or junior priority basis (as applicable) with the Liens on Collateral securing the Secured Obligations, and issued in a public offering, Rule 144A or other private placement or loan origination pursuant to an indenture, credit agreement or otherwise, in an aggregate amount not to exceed, together with the aggregate amount of all Revolving Credit Commitment Increases and all Incremental Term Loans, the Available Incremental Amount (“Incremental Equivalent Debt”); provided that such Incremental Equivalent Debt (i) does not mature earlier than the Latest Term Loan Maturity Date (as determined as of the date of incurrence of such Incremental Equivalent Debt), or have a shorter weighted average life to maturity than the weighted average life to maturity of the Revolving Credit Commitments, the Term Loans or any Incremental Facility outstanding at such time, (ii) has terms and conditions (other than pricing (including interest rates, rate floors or OID) and fees and, solely with respect to any term loans, amortization, prepayment premiums, and as otherwise explicitly set forth in this Agreement) no more restrictive than those under the credit facilities provided for herein (except for covenants or other provisions applicable only to periods after the Latest Maturity Date (as determined as of the date of incurrence of such Incremental Equivalent Debt)), (iii) does not require mandatory prepayments to be made except to the extent required to be applied no worse than pro rata to the credit facilities provided for herein and any pari passu secured Incremental Equivalent Debt (provided that any term loans constituting Incremental Equivalent Debt may be subject to an excess cash flow sweep which may be shared on a pari passu basis with any term loan facility hereunder), (iv) to the extent secured, shall not be secured by any Lien on any asset that does not also secure the existing credit facilities hereunder, or to the extent guaranteed, shall not be guaranteed by any Person other than the Subsidiary Guarantors and (v) to the extent secured, shall be subject to customary intercreditor arrangements reasonably satisfactory to the Borrower and the Administrative Agent.

SECTION 2.11 Repayment of Revolving Credit Loans; Register; Evidence of Debt; Disqualified Lenders List.

(a) Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Revolving Credit Lender the full outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans made to the Borrower, and each such Revolving Credit Loan shall mature, on the Revolving Credit Commitment Termination Date.

(b) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(d) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made to it in accordance with the terms of this Agreement.

(e) Promissory Notes. Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note of the Borrower. In such event, the Borrower, at its own expense, shall prepare, execute and deliver to such Lender a promissory note(s) payable to such Lender or its registered assigns and substantially in the form of Exhibit B-1 or B-2, as appropriate, and such note(s) shall be evidence of such Loans (and all amounts payable in respect thereof). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of such Lender or its registered assigns

(f) Disqualified Lenders List. The Disqualified Lenders List will be (i) posted to the Lenders on both the “Public Side Information” and the “Private Side Information” portions of the Platform, subject to the confidentiality provisions thereof in accordance with Section 10.12 hereof, and (ii) made available to the Lenders and the Issuing Lenders upon written request to the Administrative Agent. The Borrower hereby acknowledges and consents to the posting and/or distribution of the Disqualified Lenders List pursuant to the terms set forth in this Agreement. The parties to this Agreement hereby acknowledge and agree that the Administrative Agent will not be deemed to be in default under this Agreement or to have any duty or responsibility or to incur any liabilities as a result of a breach of this Section 2.11(f), nor will the Administrative Agent have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Lenders, or otherwise take (or omit to take) any action with respect thereto.

SECTION 2.12 Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but, if applicable, subject to Section 2.17), subject to the requirements of paragraph (d) of this Section.

(b) Mandatory Prepayments of Revolving Credit Loans. If, at any time, the total Revolving Credit Exposures of all Lenders exceed the total Revolving Credit Commitments, then the Borrower shall prepay Revolving Credit Loans (or, to the extent after giving effect to any such prepayment, any such excess remains, cash collateralize Letters of Credit in a manner consistent with the requirements in Section 2.07(k)), to eliminate such excess within one (1) Business Day of receiving written notice of such excess from the Administrative Agent.

(c) Mandatory Prepayments of Term Loans.

(i) If any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.01), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within five Business Days of the receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(c)(iii).

(ii) If the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof within five Business Days of the receipt of such Net Cash Proceeds, an amount equal to 100% of such Net Cash Proceeds shall be applied within ten Business Days following receipt thereof toward the prepayment of the Term Loans as set forth in Section 2.12(c)(iii); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(c)(iii).

(iii) Amounts to be applied in connection with prepayments shall be applied to the prepayment of the Term Loans in accordance with Section 2.19. The application of any prepayment pursuant to this Section 2.12(c) shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.12(c) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Each prepayment of the Term Loans in accordance with this Section 2.12(c) shall be applied first to prepay the next four installments of each such Class of Term Loans in direct order of maturity and then to prepay all remaining installments thereof pro rata against all such scheduled installments based upon the respective amounts thereof.

(d) Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Borrowing of any Class, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.05, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing of any Class shall be applied ratably to the Loans of such Class included in such Borrowing and (unless the Borrower shall otherwise direct) shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

SECTION 2.13 Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Revolving Credit Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of such Lender’s Revolving Credit Commitment during the period from and including the Closing Date to but excluding the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date. Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Revolving Credit Commitment of a Revolving Credit Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans and LC Exposure of such Revolving Credit Lender.

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate on Eurodollar Revolving Credit Loans on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date the Revolving Credit Commitments terminate and the date on which there ceases to be any LC Exposure, and (ii) to the applicable Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the total LC Exposures in respect of Letters of Credit issued by such Issuing Lender (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date the Revolving Credit Commitments terminate and the date on which there ceases to be any LC Exposure in respect of Letters of Credit issued by such Issuing Lender, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each of March, June, September and December shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lenders pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.14 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided, that in the case of any such failure to pay that also results in a Default under clause (a) or (b) of Article VIII, such additional amounts provided in this clause (c) shall not accrue except at the election of the Administrative Agent or the Required Lenders.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of the Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan prior to the end of the Revolving Credit Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15 Alternate Rate of Interest. If prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or the Adjusted LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate or the Adjusted LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted (on the last day of the then-current Interest Period) to, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.16 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) subject any Lender or the Issuing Lender to any Taxes (other than (A) Indemnified Taxes indemnifiable under Section 2.18 and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Lender; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing, maintaining or creating any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy, Liquidity Requirements. If any Lender or any Issuing Lender determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Requests, Rules, Guidelines, etc. Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) Certificates from Lenders. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(e) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.22, then, in any such event, the Borrower shall compensate each Lender for the loss (other than any loss of anticipated profits), cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss (other than any loss of anticipated profits), cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.18 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if any Indemnified Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent, any Lender or Issuing Lender, as determined in good faith by any Loan Party or the Administrative Agent, as applicable (the “Applicable Withholding Agent”), then (i) the sum payable by the applicable Loan Party to the Administrative Agent, Lender or Issuing Lender (as the case may be) shall be increased as necessary so that after all required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section) have been made by the Applicable Withholding Agent, the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) the Applicable Withholding Agent shall make such deduction or withholding and (iii) such amounts shall be paid by the Applicable Withholding Agent to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes, imposed with respect to a payment under any Loan Document, by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Tax Forms.

(i) Any Lender or Issuing Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Issuing Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Issuing Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such forms (other than such forms set forth in Section 2.18(e)(ii)(A)–(D), Section 2.18(e)(iii) or Section 2.18(e)(iv) below) shall not be required if in the Lender or Issuing Lender’s reasonable judgment such completion, execution or submission would subject such Lender or Issuing Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a United States person under Section 7701(a)(30) of the Code, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement, and after the occurrence of a change in the Lender’s circumstances which require a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) duly completed copies of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit D to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) such Foreign Lender is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the

Code, (C) such Foreign Lender is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (D) no payments in connection with any Loan Document are effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E,

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or

(E) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, if any.

(iii) Any Lender or Issuing Lender that is a United States person under Section 7701(a)(30) of the Code, to the extent it may lawfully do so, shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender or Issuing Lender becomes a Lender or Issuing Lender, as applicable, under this Agreement, on or prior to the date on which any such form or certification expires or becomes obsolete, and after the occurrence of a change in the Lender or Issuing Lender’s circumstances which require a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), duly completed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender or Issuing Lender is entitled to an exemption from U.S. backup withholding tax.

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1471(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender and Issuing Lender agrees that if any form or certification it previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.18(e).

(f) Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for (i) the full amount of any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section, it shall pay over such refund to the Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender or such Issuing Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Administrative Agent or such Lender or such Issuing Lender, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or such Issuing Lender in the event the Administrative Agent or such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or such Lender or such Issuing Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the Administrative Agent or such Lender or such Issuing Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender or such Issuing Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Party, any of its Subsidiaries or any other Person.

(h) Survival. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(i) Defined Terms. For purposes of this Section 2.18, the term “applicable law” includes FATCA.

SECTION 2.19 Payments Generally; Pro Rata Treatment; Sharing of Set offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) or under any other Loan Document (except as otherwise expressly provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at an account maintained with the Administrative Agent as notified to the Borrower and the Lenders, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Lenders as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder and under any other Loan Document shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class shall be made from the applicable Lenders, pro rata according to the amounts of the respective Commitments of such Class and shall be allocated pro rata among the applicable Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans), (ii) each payment of commitment fees under Section 2.13 shall be made for account of the Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under Section 2.10 shall be applied to the Revolving Credit Commitments, pro rata according to the respective Revolving Credit Commitments of the Revolving Credit Lenders; (iii) each payment or prepayment of principal of Loans of any Class by the Borrower shall be made for account of the applicable Lenders pro rata according to the respective unpaid principal amounts of the Loans of such Class held by such Lenders; and (iv) each payment of interest on Loans of any Class by the Borrower shall be made for account of the applicable Lenders pro rata according to the amounts of interest on such Loans of such Class then due and payable to such Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements, as applicable, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements, as applicable, of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements, as applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the New York Fed Bank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(e), 2.08(b) or 2.19(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount pursuant to Section 2.18, then such Lender shall, if requested by the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16 or 2.18.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.16, if the Borrower is required to pay any additional amount pursuant to Section 2.18, if any Lender defaults in its obligation to fund Loans hereunder or if any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender or any Lender that becomes a Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) to the extent required by Section 10.04, the Borrower shall have received the prior written consent of the Administrative Agent and (if a Revolving Credit Commitment is being assigned) each Issuing Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments and (iv) until such time as such assignment shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.18. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees set forth in Section 2.13(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

(b) to the extent permitted by applicable law, (i) any voluntary prepayment of Revolving Credit Loans shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Credit Loans of other Lenders as if such Defaulting Lender had no Revolving Credit Loans outstanding and the Revolving Credit Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Credit Loans shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Credit Loans of other Lenders, but not to the Revolving Credit Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Credit Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b);

(c) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(d) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such LC Exposure shall be reallocated among the Lenders that are not Defaulting Lenders in accordance with their respective Revolving Percentages but, in any case, only to the extent (x) the sum of the Revolving Credit Exposures of all Lenders that are not Defaulting Lenders plus such Defaulting Lender’s LC Exposure does not exceed the total of the Commitments of all Lenders that are not Defaulting Lenders, (y) the Revolving Credit Exposure of any Lender does not exceed such Lender’s Revolving Credit Commitment and (z) the conditions set forth in Section 5.02 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.07(k) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this paragraph (d), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (d), then the fees payable to the Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; or

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (d), then, without prejudice to any rights or remedies of the Issuing Lenders or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and fees payable in connection with any Letters of Credit under Sections 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Lenders until such LC Exposure is cash collateralized and/or reallocated; and

(e) so long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with paragraph (d) of this Section, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (d)(i) of this Section (and Defaulting Lenders shall not participate therein).

(f) In the event that each of the Administrative Agent, the Borrower and the Issuing Lenders agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

SECTION 2.22 MIRE Event. Notwithstanding anything to the contrary herein, the making, increasing, extension or renewal of any Loans pursuant to this Agreement shall be subject to the Loan Parties’ compliance with the first sentence of Section 6.11(b)(ix) hereto.

SECTION 2.23 Refinancing Facilities.

(a) Upon written notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time elect to refinance any Class of Term Loans or Revolving Credit Commitments, in whole or in part, with one or more new term loan facilities (each, a “Refinancing

Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Credit Facility”; the Refinancing Term Facilities and the Refinancing Revolving Credit Facilities are collectively referred to as “Refinancing Facilities”), respectively, under this Agreement with the consent of the Borrower, the Administrative Agent (not to be unreasonably withheld or delayed) and the institutions providing such Refinancing Term Facility or Refinancing Revolving Credit Facility or, in the case of any series of Term Loans, with one or more series of senior unsecured notes or term loans or senior secured first lien notes or term loans or senior secured junior lien (as compared to the Liens securing the Secured Obligations) term loans, in each case, if secured, that will be secured by Liens on the Collateral on a pari passu basis or junior priority basis (as applicable) with the Liens on Collateral securing the Secured Obligations and will be subject to customary intercreditor arrangements reasonably satisfactory to the Borrower and the Administrative Agent (any such notes or loans, “Refinancing Equivalent Debt”); provided that (i) except with respect to customary bridge loans, any Refinancing Term Facility or Refinancing Equivalent Debt does not mature, or have a weighted average life to maturity, earlier than the final maturity, or the weighted average life, of the Class of Term Loans or Incremental Term Loans being refinanced, (ii) any Refinancing Revolving Credit Facility does not mature prior to the maturity date of the Revolving Credit Commitments being refinanced, (iii) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Credit Facility or Refinancing Equivalent Debt (excluding pricing and optional prepayment or redemption terms) are (taken as a whole) no more favorable to the lenders or investors, as applicable, providing such Refinancing Term Facility, Refinancing Revolving Credit Facility or Refinancing Equivalent Debt, as applicable, than those applicable to the Term Loans, Incremental Term Loans or the Revolving Credit Commitments being refinanced, (iv) there shall be no borrower, issuer and/or guarantor under any Refinancing Equivalent Debt other than the Borrower and/or the Subsidiary Guarantors, as applicable, (v) the proceeds of any Refinancing Facility or Refinancing Equivalent Debt shall be applied, substantially simultaneously with the incurrence thereof, to the prepayment of outstanding Loans (and, in the case of any Refinancing Facility or Refinancing Equivalent Debt the proceeds of which are used to refinance the Revolving Credit Commitments, to the pro rata commitment reduction) under the facility being refinanced, and (vi) to the extent secured, any such Refinancing Facility or Refinancing Equivalent Debt shall not be secured by any lien on any asset that does not also secure the Facilities. Each such notice shall specify the date on which the Borrower proposes that the Refinancing Facility shall be made or the Refinancing Equivalent Debt shall be issued, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent.

(b) The Borrower may approach any Lender or any other Person (other than a natural person) to provide all or a portion of the (x) Refinancing Facilities (a “Refinancing Facility Lender”), so long as such Person would be an eligible assignee of Term Loans or Revolving Credit Loans pursuant to the terms of Section 10.04, as applicable, or (y) Refinancing Equivalent Debt; provided that any Lender offered or approached to provide all or a portion of any Refinancing Facility and/or Refinancing Equivalent Debt may elect or decline, in its sole discretion, to provide a Refinancing Facility or purchase Refinancing Equivalent Debt.

(c) The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium in respect of the Refinancing Facilities and Refinancing Equivalent Debt on the terms specified by the Borrower) and hereby waive the requirements of this Agreement or any other Loan Document that may otherwise prohibit any transaction contemplated by this Section. The Refinancing Facilities shall be established pursuant to an amendment to this Agreement among the Borrower, the Administrative Agent and the Refinancing Facility Lenders providing such Refinancing Facilities (a “Refinancing Amendment”) which shall be consistent with the provisions set forth in this Section. The Refinancing Equivalent Debt shall be established pursuant to an indenture, credit agreement or other definitive documentation which shall be consistent with the provisions set forth in this Section.

Notwithstanding anything to the contrary contained in Section 10.02, each Refinancing Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto without the consent of any other Lender and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, including in order to establish new tranches or sub-tranches in respect of the Refinancing Facilities and such technical amendments as may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 2.03 (insofar as such schedule relates to payments due to Lenders of the Term Loans which are being refinanced with the proceeds of a Refinancing Term Facility; provided that no such amendment shall reduce the pro rata share of any such payment that would have otherwise been payable to the Lenders, the Term Loans of which are not refinanced with the proceeds of a Refinancing Term Facility). The Administrative Agent shall be permitted, and is hereby authorized, to enter into such amendments with the Borrower to effect the foregoing.

SECTION 2.24 Extension Amendments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the maturity date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”); it being understood that any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted, so long as the following terms are satisfied:

(i) except as to (A) interest rates, fees and final maturity (which shall, subject to immediately succeeding clause (iii) and to the extent applicable, be determined by the Borrower and any Lender who agrees to an Extension of its Revolving Credit Commitments and set forth in the relevant Extension Offer), (B) terms applicable to such Extended Revolving Credit Commitments or Extended Revolving Credit Loans (each as defined below) that are more favorable to the lenders or the agent of such Extended Revolving Credit Commitments or Extended Revolving Credit Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment, and (C) any covenant or other provision applicable only to periods after the Latest Revolving Credit Termination Date (as determined as of the date of such Extension), the Revolving Credit Commitment of any Lender who agrees to an extension with respect to such Commitment (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Credit Loans”), and the related outstandings, shall constitute a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms (or terms not less favorable to existing Lenders) as the Class of Revolving Credit Commitments subject to the relevant Extension Offer (and related outstandings) provided hereunder; provided that to the extent more than one Class of Revolving Credit Commitments exists after giving effect to any such Extension,

(x) the borrowing and repayment (except for (1) payments of interest and fees at different rates applicable to the Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of any Revolving Credit Commitments and (3) repayments made in connection with a permanent repayment and termination of Revolving Credit Commitments after the effective date of such Extended Revolving Credit Commitments) shall be made on a pro rata basis with all other Revolving Credit Commitments and (y) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments after the effective date of such Extended Revolving Credit Commitments shall be made with respect to such Extended Revolving Credit Loans on a pro rata basis or less than pro rata basis with all other Revolving Credit Loans;

(ii) except as to (A) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and any Lender who agrees to an Extension of its Term Loans and set forth in the relevant Extension Offer), (B) terms applicable to such Extended Term Loans that are more favorable to the lenders or the agent of such Extended Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (C) any covenant or other provision applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the tranche of Term Loans subject to the relevant Extension Offer;

(iii) (x) the final maturity date of any Extended Term Loans may be no earlier than the Latest Term Loan Maturity Date (as determined as of the date of such Extension) and (y) no Extended Revolving Credit Commitments or Extended Revolving Credit Loans may have a final maturity date earlier than (or require commitment reductions prior to) the Latest Revolving Credit Termination Date (as determined as of the date of such Extension);

(iv) the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of any then-existing Term Loans;

(v) subject to clauses (iii) and (iv) above, any Extended Term Loans may otherwise have an amortization schedule as determined by the Borrower and the Lenders providing such Extended Term Loans;

(vi) any Extended Term Loans may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.12(a) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.12(c), in each case, to the extent provided in such Sections;

(vii) if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii) unless the Administrative Agent otherwise agrees, any Extension must be in a minimum amount of $5,000,000 or a larger multiple of $1,000,000;

(ix) any applicable Minimum Extension Condition must be satisfied or waived by the Borrower;

(x) any documentation in respect of any Extension shall be consistent with the foregoing; and

(xi) no Extension of any Revolving Credit Commitments shall be effective as to the obligations of any Issuing Lender with respect to Letters of Credit without the consent of such Issuing Lender (such consent not to be unreasonably withheld or delayed) (and, in the absence of such consent, all references herein to the Latest Revolving Credit Termination Date shall be determined, when used in reference to such Issuing Lender, without giving effect to such Extension).

(b) (i) No Extension consummated in reliance on this Section shall constitute a voluntary or mandatory prepayment for purposes of Section 2.12, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.03 shall be adjusted to give effect to any Extension of any Class of Loans and/or Commitments and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable tranches be tendered; it being understood that the Borrower may, in its sole discretion, waive any such Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.03, 2.12 and/or 2.19) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) Subject to any consent required under clause (a)(xi) above, no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by Liens on the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendments to any of the other Loan Documents with the Loan Parties and the Lenders agreeing to such Extension as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent, the Lenders agreeing to such Extension and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

ARTICLE III

GUARANTEE

SECTION 3.01 The Guarantee. Each Subsidiary Guarantor hereby jointly and severally guarantees, as a primary obligor and not merely as a surety, to the Administrative Agent, for the ratable benefit of each Guaranteed Party, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Borrower Obligations, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”); provided, that for purposes of determining any Guaranteed Obligations of a Subsidiary Guarantor, “Guaranteed Obligations” shall not create any guarantee by a Subsidiary Guarantor of any Excluded Hedging Obligation of such Subsidiary Guarantor. The Subsidiary Guarantors hereby further jointly and severally agree that, if the Borrower or other Subsidiary Guarantors shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of such Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of such Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 3.02 Obligations Unconditional. The obligations of each Subsidiary Guarantor under Section 3.01 constitute a guarantee of payment and to the fullest extent permitted by applicable law are absolute, irrevocable and unconditional and are joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Loan Parties under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of their respective Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense, set-off or counterclaim of a surety or guarantor, it being the intent of this Section that the obligations of the Subsidiary Guarantors hereunder shall be absolute, irrevocable and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute, irrevocable and unconditional as described above:

(i) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of their respective Guaranteed Obligations shall be extended, or such performance or compliance shall be waived or released;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii) the maturity of any of their respective Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented, amended or partially terminated in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be amended or waived in any respect or any other guarantee of any of their respective Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) the Guaranteed Obligations at any time or from time to time shall exceed the amount of liability of such Subsidiary Guarantor;

(v) any security interest, guarantee or right of offset shall be sold off, exchanged, waived, surrendered or released; or

(vi) any lien or security interest granted to, or in favor of, the Administrative Agent, any Lender or Lenders or any other Guaranteed Party as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any Lender or any other Guaranteed Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of their respective Guaranteed Obligations. The Subsidiary Guarantors waive, to the extent permitted by applicable law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Guaranteed Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Guaranteed Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Guaranteed Parties, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Guaranteed Parties, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 3.03 Reinstatement. The obligations of each Subsidiary Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of such Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise, and each Subsidiary Guarantor agrees that it will indemnify the Administrative Agent, each Lender and each other Guaranteed Party on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent, such Lender or such other Guaranteed Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.04 Subrogation. Each Subsidiary Guarantor hereby agrees that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 3.01, whether by subrogation or otherwise, against the Borrower or any guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 3.05 Remedies. Each Subsidiary Guarantor jointly and severally agrees that, as between such Subsidiary Guarantor and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Subsidiary Guarantor for purposes of Section 3.01.

SECTION 3.06 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Guaranteed Party, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

SECTION 3.07 Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.08 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, then each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 3.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article III and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 3.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock or other equity interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of the Borrower and all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 3.09 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 3.10 Information. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Subsidiary Guarantor assumes and incurs under this Guaranty, and agrees that none of the Administrative Agent, any Issuing Lender or any Lender shall have any duty to advise any Subsidiary Guarantor of information known to it regarding those circumstances or risks.

SECTION 3.11 Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Hedging Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 3.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 3.11, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 3.11 shall remain in full force and effect until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement. Each Qualified Keepwell Provider intends that this Section 3.11 constitute, and this Section 3.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3.12 Release of Guarantors.

(a) If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Capital Stock or property of any Subsidiary Guarantor are sold or otherwise transferred as permitted under this Agreement, to a Person or Persons, none of which is a Loan Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary, such Subsidiary Guarantor shall, upon the consummation of such sale or transfer or upon becoming an Excluded Subsidiary, be automatically released from its obligations under this Agreement and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Capital Stock to the Administrative Agent pursuant to the Security Documents shall be automatically released, and, so long as the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request, the Administrative Agent shall, at such Subsidiary Guarantor’s expense, take such actions as are necessary to effect each release described in this Section in accordance with the relevant provisions of the Security Documents; provided that no such release under clause (ii) above shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any agreement, document or instrument evidencing any Incremental Equivalent Debt, any Refinancing Debt, any Material Subordinated Debt or any Permitted Refinancing Indebtedness of any of the foregoing, or has otherwise guaranteed or given assurances of payment or performance under or in respect of any such Indebtedness of the Borrower.

(b) The Guaranteed Parties hereby agree that upon the occurrence of (i) the Spin-Off pursuant to the Form 10 filed by the Borrower with the SEC on September 7, 2016, as amended on November 2, 2016 and as further amended on February 3, 2017, April 12, 2017, April 27, 2017 and May 4, 2017 and (ii) to the extent the Borrower and any of its subsidiaries have guaranteed the Parent Debt, the release of all guarantees made by the Borrower and any of its subsidiaries in respect of the Parent Debt (the date on which the events set forth in the foregoing clauses (i) and (ii) shall have occurred, the “Parent Guaranty Release Date”), Parent shall be automatically released from its obligations under the Parent Guaranty and cease to be a guarantor of the Obligations without any further action or notice.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants (as to itself, each of its Subsidiaries and, solely with respect Section 4.18, each of its Unrestricted Subsidiaries) to the Lenders that as of the Closing Date and on each other date on which a Loan is made or Letter of Credit is issued and on any other date on which the representations and warranties in this Article IV are made or deemed made under any Loan Document and on any other date on which the representations and warranties in this Article IV are required under or pursuant to this Agreement or any other Loan Document to be true and correct in all material respects as a condition to any action or transaction:

SECTION 4.01 Organization; Powers. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite organizational power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02 Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party and the consummation of the Transactions are within the Borrower’s and each other Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder or other organizational action. This Agreement and each of the other Loan Documents have been duly executed and delivered by each Loan Party party thereto and constitutes, or when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each such Loan Party in accordance with its terms, enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03 Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party and the consummation of the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (b) will not violate any Requirement of Law, (c) will not violate or result in a default under any Contractual Obligation upon the Borrower and its Subsidiaries or its or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, in the case of this clause (c), except to the extent such violation or default count not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien (other than any Lien permitted under Section 7.02) on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.04 Financial Condition; No Material Adverse Change.

(a) Financial Condition. The Borrower has heretofore furnished to the Lenders (i) the consolidated or combined, as applicable, balance sheet and consolidated statements of income, equity and cash flows of Cars.com, LLC (f/k/a Classified Ventures, LLC) as of and for the fiscal years ended December 31, 2015 and December 31, 2016 and for the period from October 1, 2014 to December 31, 2014, in each case as reported on by Ernst & Young LLP and (ii) the consolidated or combined, as applicable, statements of income, changes in members’ equity and cash flows of Cars.com, LLC (f/k/a Classified Ventures, LLC) as of and for the period from January 1, 2014 to October 1, 2014, as reported on by PricewaterhouseCoopers LLP. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP. There are no liabilities of the Borrower or any of its Subsidiaries, fixed or contingent, which are material in relation to the consolidated financial condition of the Borrower that are not reflected in the most recent consolidated financial statements of the Borrower delivered pursuant to this Section or Section 6.01(a) or (b) or in the notes thereto, other than (x) the Parent Debt, (y) liabilities arising in the ordinary course of business since the date of such financial statements and (z) any matters listed on Schedule 7.01.

(b) No Material Adverse Change. Except for the events as described in the Form 10 filed by the Borrower with the SEC on September 7, 2016, as amended on November 2, 2016 and as further amended on February 3, 2017, April 12, 2017, April 27, 2017 and May 4, 2017 (other than (i) any risk factor disclosures (other than any factual information contained therein) and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary or predictive statements, and (ii) material adverse developments in any matters disclosed therein that represent undisclosed or unanticipated developments in such matters), since December 31, 2016, no change, development or event has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.05 Properties.

(a) Property Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 7.02 and except (i) for easements, restrictions, exceptions, reservations or defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or (ii) where the failure to have such title or interest could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Schedule 1.01(d) contains a true and complete list of each Mortgaged Property as of the Closing Date.

(b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, or otherwise has the right to use, all trademarks, tradenames, domain names, social and mobile media identifiers and other source identifiers, copyrights, patents, methods, processes and other intellectual property material to its business. The operation of the businesses of the Borrower and its Subsidiaries does not infringe upon, misappropriate or otherwise violate the rights of any other Person, in each case except for any such infringements, misappropriations or violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries have taken commercially reasonable measures to protect and maintain (i) the security, integrity and continuous operation of their systems, networks, software and other information technology assets (and the data stored thereon) and (ii) the confidentiality of their trade secret, and there have been no breaches or outages of or unauthorized access to the foregoing, in each case, that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 4.06 Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters listed on Schedule 4.06(a)) or that question the validity or enforceability of this Agreement.

(b) Environmental Matters. Except for the Disclosed Matters listed on Schedule 4.06(b) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts that could reasonably be expected to result in any Environmental Liability.

SECTION 4.07 Compliance with Laws and Contractual Obligations. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property or all Contractual Obligations (including its policies relating to privacy and security) binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.08 Investment Company Act Status. Neither the Borrower nor its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 4.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10 ERISA. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur and (b) the Borrower and each of its ERISA Affiliates has complied with the applicable provisions of ERISA and the Code with respect to each Pension Plan. The present value of all accumulated benefit obligations under each Pension Plan does not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets under such Pension Plan (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder) by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.11 Disclosure; Accuracy of Information. None of the written reports, financial statements, certificates or other written information (other than projections, other forward looking information and information of a general economic and/or industry nature) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent, the Joint Bookrunners, the Joint

Lead Arrangers or any Lender in connection with the Transactions or in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken as a whole contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made and at the time provided to the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers or any Lender (it being understood that such projected financial information and all information concerning future proposed and intended activities of the Borrower and any Subsidiaries are forward-looking statements which by their nature are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s and any Subsidiaries’ control, and that actual results may differ, perhaps materially, from those expressed or implied in such forward looking statements, and the Borrower gives no assurance that the projections will be realized).

SECTION 4.12 Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 4.13 Labor Matters. Except with respect to any Disclosed Matters listed on Schedule 4.13 and except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) no collective bargaining agreement or other labor contract will expire during the term of this Agreement, (b) to the Borrower’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of the Borrower or any of its Subsidiaries, (c) there is no pending or, to the Borrower’s knowledge, threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other labor dispute against or affecting the Borrower or any of its Subsidiaries or their representative employees and (d) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the best of the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries, by or on behalf of, or with, its employees.

SECTION 4.14 Use of Proceeds. The Borrower will use the proceeds of any extension of credit hereunder in accordance with Section 6.10.

SECTION 4.15 No Default. No Default or Event of Default has occurred and is continuing.

SECTION 4.16 Subsidiaries. Schedule 4.16 is a complete and correct list of all of the Subsidiaries (which, for purposes of this section, will be deemed to include both Subsidiaries and Unrestricted Subsidiaries) of the Borrower as of the Closing Date, together with, for each such Subsidiary as of the Closing Date, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests, (iv) whether such Subsidiary is a Subsidiary Guarantor or an Excluded Subsidiary and (v) whether such Subsidiary is an Unrestricted Subsidiary. As of the Closing Date except as disclosed in Schedule 4.16, (x) each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents and statutory Liens permitted under Section 7.02), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.16, (y) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

SECTION 4.17 Security Documents. The Liens granted by the Security Documents constitute valid perfected first priority Liens on the properties and assets covered by the Security Documents, to the extent required by the Security Documents and subject to no prior or equal Lien except those Liens permitted by Section 7.02.

SECTION 4.18 Anti-Corruption Laws and Sanctions; USA PATRIOT Act.

(a) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries, its Unrestricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries, Unrestricted Subsidiaries and their respective officers, and to the knowledge of the Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary, any Unrestricted Subsidiary or to the knowledge of the Borrower, such Subsidiary or such Unrestricted Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower, any Subsidiary or any Unrestricted Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(b) The Borrower and each of its Subsidiaries and Unrestricted Subsidiaries are in compliance in all material respects with the USA PATRIOT Act.

SECTION 4.19 Solvency. On the Closing Date, the Borrower and its Subsidiaries on a consolidated basis, after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be Solvent.

SECTION 4.20 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE V

CONDITIONS

SECTION 5.01 Conditions to Closing Date. The effectiveness of this Agreement and the obligations of the Lenders to make the Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which the following conditions have been satisfied (or such conditions shall have been waived in accordance with Section 10.02):

(a) Executed Counterparts. The Administrative Agent shall have received from the Borrower, each Subsidiary Guarantor and each Lender either (i) a counterpart of this Agreement signed on behalf of such Person or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page to this Agreement) that such Person has signed a counterpart of this Agreement.

(b) Opinion of Counsel to the Loan Parties. The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Issuing Lenders and the Lenders and dated the Closing Date) of Latham & Watkins LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c) Corporate Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a senior executive officer of the Borrower, to the effect that (i) the representations and warranties of the Borrower set forth in Article IV, and of each Loan Party in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Closing Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (ii) at the time of and immediately after giving effect to the extensions of credit hereunder on the Closing Date, no Default or Event of Default shall have occurred and be continuing and (iii) the conditions specified in clause (h) of this Section has been satisfied.

(e) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate executed by the chief financial officer of the Borrower in the form of Exhibit E.

(f) Indebtedness. No Loan Party shall have any Indebtedness for borrowed money other than Indebtedness created by or permitted pursuant to this Agreement and the Parent Debt.

(g) Financial Information. The Administrative Agent shall have received (i) the financial statements of the Borrower referred to in Section 4.04(a) and (ii) draft consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower and its Subsidiaries as of the end of and for the fiscal quarter ended March 31, 2017, together with a certificate, dated as of the Closing Date and signed by a senior executive officer of the Borrower, in form and substance reasonably acceptable to the Administrative Agent certifying as to the foregoing in this clause (ii).

(h) Material Adverse Effect. Except for the events as described in the Form 10 filed by the Borrower with the SEC on September 7, 2016, as amended on November 2, 2016 and as further amended on February 3, 2017, April 12, 2017, April 27, 2017 and May 4, 2017 (other than (i) any risk factor disclosures (other than any factual information contained therein) and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary or predictive statements, and (ii) material adverse developments in any matters disclosed therein that represent undisclosed or unanticipated developments in such matters), since December 31, 2016, no change, development or event shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(i) USA PATRIOT Act. The Administrative Agent and the Joint Lead Arrangers shall have received, at least 5 days prior to the Closing Date, all documentation and other information with respect to the Borrower and the Subsidiary Guarantors that shall have been reasonably requested by the Administrative Agent or any Joint Lead Arranger in writing at least 10 Business Days prior to the Closing Date that the Administrative Agent or any Joint Lead Arranger reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(j) Costs and Expenses. All reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, including the reasonable fees and disbursements of counsel, as to which invoices have been provided to the Borrower at least two Business Days prior to the Closing Date, shall have been paid or reimbursed.

(k) Fees. All fees payable pursuant to the Commitment Letter or the Fee Letter, in each case dated as of May 2, 2017 by and among the Borrower, JPMCB, Wells Fargo Bank Securities, LLC and Wells Fargo Bank, National Association, including the Upfront Fees (as defined in the Fee Letter), shall have been paid by the Borrower to each Lender.

(l) Parent Guaranty. The Administrative Agent shall have received (for the benefit of the Guaranteed Parties) from Parent (i) a written a guaranty of the Obligations in the form of Exhibit F (the “Parent Guaranty”) and (ii) a certificate of the secretary, assistant secretary or other authorized officer of Parent dated as of the Closing Date and certifying (A) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Parent authorizing the execution, delivery and performance by Parent of the Parent Guaranty and that such resolutions have not been modified, rescinded or amended and are in full force and effect on such date, (B) as to the incumbency and specimen signature of each officer or authorized signatory executing the Parent Guaranty on behalf of Parent, (C) that attached thereto is a true and complete copy of the Certificate of Incorporation of Parent as in effect on such date and (D) that attached thereto is a true and complete copy of the By-Laws of Parent as in effect on such date.

(m) Borrowing Request. The Administrative Agent shall have received a Borrowing Request and/or notice of issuance of Letter of Credit relating to the initial credit extensions hereunder.

(n) Spin-Off. The Administrative Agent shall have received one or more certificates from Parent, dated as of the Closing Date and signed by a senior executive officer of Parent, to the effect that (i) all guarantees made by the Borrower and any of its subsidiaries pursuant to the Parent Debt will be released upon the occurrence of the Spin-Off and (ii) the Spin-Off is permitted under the Parent Debt Documents.

SECTION 5.02 Each Credit Event. The obligation of each Lender to make any Loan, and of the Issuing Lenders to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction (or waiver pursuant to Section 10.02) of the following conditions:

(a) the representations and warranties of the Borrower set forth in Article IV, and of each Loan Party in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(b) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing, each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of the immediately preceding sentence.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired, been terminated, backstopped or cash collateralized in a manner consistent with the requirements in Section 2.07(k) and all LC Disbursements shall have been reimbursed, the Borrower (on behalf of itself and each of its Subsidiaries) covenants and agrees with the Lenders that:

SECTION 6.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of income, equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a disclosure, an exception or a qualification solely resulting from the impending maturity of any Indebtedness created hereunder or under the other Loan Documents (or any other Indebtedness permitted hereunder)) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal year in reasonable form and detail;

(b) within 60 days after the end of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) if any Person has been designated as an Unrestricted Subsidiary, concurrently with any delivery of financial statements under clauses (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of the Borrower and its Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail;

(d) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, (X) a certificate of a Responsible Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.11, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements of the Borrower referred to in Section 4.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (Y) a certificate of a Responsible Officer setting forth the information required pursuant to Annexes 1 through 4 of the Security Agreement and certifying that such Annexes are true and correct in all material respects and contain all applicable collateral as of such date or confirming that there has been no change in such information since the date of the most recent certificate delivered pursuant to this Section 6.01(d)(Y) and (Z) a list of each direct and indirect subsidiary of the Borrower that identifies each such Person as a Subsidiary, an Unrestricted Subsidiary and/or an Excluded Subsidiary as of the date of delivery of such list or a confirmation that there has been no change to such information since the later of the Closing Date and the date of the last such list;

(e) annually, as soon as available, but in any event within 120 days after the first day of each fiscal year of the Borrower, an annual budget of the Borrower and its Subsidiaries for such fiscal year in the same form prepared for the Borrower’s board of directors or in such other form reasonably satisfactory to the Administrative Agent;

(f) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(g) promptly upon receipt thereof, copies of all other final reports submitted to the Borrower by its independent certified public accountants in connection with any annual or interim audit or review of the books of the Borrower made by such accountants; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Sections 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website or (ii) on which such documents are posted on the Borrower’s behalf on Intralinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide the Administrative Agent with electronic mail versions of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent, the Joint Bookrunners and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic information transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the Federal securities laws) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Bookrunners, Joint Lead Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as either information that is publicly available (or could be derived from publicly available information) or not material information (although it may be confidential, sensitive and proprietary) with respect to such Person or its securities for purposes of Federal securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as such term is defined and used in Section 10.12), they shall be treated as set forth in Section 10.12); (y) all Borrower Materials specifically marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (z) the Administrative Agent, the Joint Bookrunners and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 6.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates, other than disputes in the ordinary course of business or, whether or not in the ordinary of business, if adversely determined could reasonably be expected to result in a Material Adverse Effect

(c) the occurrence of any ERISA Event that, individually or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except (other than with respect to the Borrower’s legal existence) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

SECTION 6.04 Payment of Taxes and Other Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.06 Maintenance of Insurance. (a) The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Borrower may maintain self-insurance reasonable and customary for similarly situated Persons.

(b) With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, the Borrower shall, or shall cause the applicable Loan Party to, (i) maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property of the Borrower and each other Loan Party ceases to be financially sound and reputable after the Closing Date, in which case, the Borrower shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such amounts sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) promptly upon request of the Administrative Agent or any other Lender, deliver to the Administrative Agent (for distribution to all Lenders), evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and the Lenders, including, without limitation, evidence of annual renewals of such insurance.

SECTION 6.07 Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which true and correct entries, in all material respects, are made of all dealings and transactions in relation to its business and activities.

SECTION 6.08 Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, which shall be at the reasonable expense of the Borrower, not to exceed one time per year, and during the continuation of an Event of Default, at any time during normal business hours and without advance notice. Any Lender may accompany the Administrative Agent in connection with any inspection at such Lender’s expense.

SECTION 6.09 Compliance with Laws and Contractual Obligations. The Borrower will, and will cause each of its Subsidiaries to, comply with all Requirements of Law (including any Environmental Laws and any Requirements of Law relating to ERISA), in each case, applicable to it or its property, and all Contractual Obligations (including its policies relating to privacy and security), in each case, binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 6.10 Use of Proceeds and Letters of Credit. (i) The proceeds of the Term Loans made on the Closing Date shall be used to fund the Closing Date Cash Transfer, to pay fees and expenses related to Transactions and the Spin-Off and for general corporate purposes of the Borrower and its Subsidiaries (including for the consummation of any Acquisitions, Investments and Capital Expenditures not prohibited by this Agreement), and (ii) the proceeds of the Revolving Credit Loans made and the Letters of Credit issued hereunder on or after the Closing Date may be used, together with the proceeds of any Incremental Term Loans made after the Closing Date, for general corporate purposes of the Borrower and its Subsidiaries (including for the consummation of any Acquisitions, Investments and Capital Expenditures not prohibited by this Agreement), provided that up to $225,000,000 of the proceeds of the Revolving Credit Loans may be used on the Closing Date to fund the Closing Date Cash Transfer and to pay fees and expenses related to the Transactions and the Spin-Off. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulations T, U or X.

SECTION 6.11 Additional Subsidiary Guarantors; Real Property; Further Assurances.

(a) Subsidiary Guarantors. The Borrower will take such action, and will cause each of its Subsidiaries (other than any Excluded Subsidiary), to take such action, from time to time as shall be reasonably necessary to ensure that all such Subsidiaries of the Borrower (other than Excluded Subsidiaries) are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that (x) the Borrower or any of its Subsidiaries shall form or acquire any new Domestic Subsidiary that shall constitute a Subsidiary hereunder (other than an Excluded Subsidiary) or (y) any Subsidiary (which, for purposes of this reference to “Subsidiary,” will be deemed to include an Unrestricted Subsidiary) of the Borrower or any of its Subsidiaries shall cease to constitute an Excluded Subsidiary, the Borrower and its Subsidiaries will cause such Subsidiary to, within 30 days (or such longer time as the Administrative Agent may agree in its sole discretion):

(i) become a “Subsidiary Guarantor” hereunder, and a “Securing Party” under the Security Agreement pursuant to a Subsidiary Joinder Agreement;

(ii) cause such Subsidiary to take such action (including delivering such shares of stock and executing and delivering such Uniform Commercial Code financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens on substantially all of the personal property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder to the extent required pursuant to the Security Agreement; and

(iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is substantially consistent with those delivered by the Loan Parties pursuant to Section 5.01 on the Closing Date as the Administrative Agent shall reasonably request.

(b) Real Property. If, subsequent to the Closing Date, a Loan Party (including a Person that becomes a Subsidiary Guarantor pursuant to Section 6.11(a)) shall acquire any fee-owned real property (for the avoidance of doubt which shall not include leasehold interests in any real property) having a fair market value of $10,000,000 or more (a “Material Real Property”) in the reasonable estimation of the Borrower, the Borrower shall promptly (and in any event within 10 Business Days), after any Responsible Officer of a Loan Party acquires knowledge of same, notify the Administrative Agent, each Lender and each Issuing Lender of same. The relevant Loan Party shall not be required to execute and deliver any Mortgage on such Material Real Property until (x) at least 60 days from the date the Borrower provided the Administrative Agent, each Lender and each Issuing Lender with prior written notice of such acquisition of such Material Real Property and (y) the Borrower has received confirmation from the Administrative Agent, each Lender and each Issuing Lender that flood insurance due diligence and flood insurance compliance as required by Section 6.11(b)(ix) hereto has been completed. As soon as practicable thereafter, but in any event within 90 days thereafter (or such later date as the Administrative Agent may agree), each Loan Party shall, and shall cause each of its Subsidiaries to, take such action at its own expense as reasonably requested by the Administrative Agent to grant to the Administrative Agent the following with respect to such Material Real Property:

(i) Mortgages; Fixture Filings. The Borrower will deliver to the Administrative Agent a Mortgage encumbering such Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of the appropriate recording office of the County where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as may be reasonably necessary or advisable in connection with the recording or filing thereof to create a lien under applicable laws, and such financing statements and other instruments as may be reasonably necessary or advisable to grant a mortgage or deed of trust lien under the laws of the applicable jurisdiction on the Mortgaged Property and fixtures located thereon;

(ii) Consents and Approvals. The Borrower will deliver to the Administrative Agent such consents, approvals, assignments, amendments, supplements, estoppels, tenant subordination agreements, non-disturbance agreements or other instruments as may be reasonably necessary or advisable in order for the applicable Loan Party to grant the Lien of the Mortgage with respect thereto;

(iii) Title Insurance Policies. The Borrower will deliver to the Administrative Agent a policy of title insurance (or marked-up title insurance commitment or title proforma having the effect of a policy of title insurance) (a “Title Policy”) insuring the Lien of such Mortgage as a valid first mortgage or deed of trust Lien on the Mortgaged Property described therein in an amount not less than the estimated fair market value of such Mortgaged Property as reasonably determined by the Borrower, which Title Policy shall (A) be issued by a nationally-recognized title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”), (B) include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) be supplemented by a “tie-in” or “aggregation” endorsement, if available under applicable law, and such other endorsements as may reasonably be requested by the Administrative Agent (including (to the extent available in the applicable jurisdiction and/or with respect to the Mortgaged Property, in each case, on commercially reasonable terms) endorsements on matters relating to usury, first loss, zoning, contiguity, revolving credit, doing business, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions) if available under applicable law at commercially reasonable rates and (D) contain no other exceptions to title other than Permitted Liens and other exceptions acceptable to the Administrative Agent in its reasonable discretion;

(iv) Affidavits and Other Information. The Borrower will deliver to the Administrative Agent such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as may be required to induce the Title Company to issue the Title Policies and endorsements contemplated above;

(v) Payment of Title Fees and Premiums. The Borrower will deliver to the Administrative Agent evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies and endorsements contemplated above;

(vi) Leases. The Borrower will deliver to the Administrative Agent copies of all leases (or other agreements relating to possessory interests, if any) affecting such Mortgaged Property pursuant to which any Loan Party holds the lessor’s (or other grantor’s or licensor’s) interest, which agreement shall, if reasonably requested by the Administrative Agent, be subordinate to the Lien of the applicable Mortgage, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to the Administrative Agent;

(vii) Opinions. The Borrower will deliver to the Administrative Agent favorable written opinions, addressed to the Administrative Agent and the Secured Parties, of local counsel to the Loan Parties in each jurisdiction (i) where a Mortgaged Property is located regarding the enforceability of each such Mortgage and customary related matters and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due execution, delivery and enforceability of each such Mortgage, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably acceptable to the Administrative Agent; and

(viii) Surveys. The Borrower will deliver to the Administrative Agent a survey of such Mortgaged Property that is (A) (w) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (x) certified to the Administrative Agent and the Title Company, (y) compliant with the minimum requirements of the American Land Title Association as such requirements are in effect on the date of preparation thereof and (z) sufficient for the Title Company to remove the standard survey exception from the applicable Title Policy and to provide reasonable and customary survey-related endorsements thereto or (B) otherwise reasonably acceptable to the Administrative Agent (a “Survey”); provided, however, that a Survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Administrative Agent and the Title Company and (y) the Title Company removes the standard survey exception from the applicable Title Policy and provides reasonable and customary survey-related endorsements thereto.

(ix) Flood Hazards. The Administrative Agent shall have received for each Mortgaged Property (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination, (ii) if such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (iii) if such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, a copy of an insurance policy, or a declaration page relating to an insurance policy, in either case showing coverage for flood insurance in an amount reasonably satisfactory to the Administrative Agent, each Lender and each Issuing Lender and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent, each Lender and each Issuing Lender. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated Lenders under the Flood Insurance Laws. The Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Insurance Laws. However, the Administrative Agent reminds each Lender and Participant that, pursuant to the Flood Insurance Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

(x) No Material Real Property. As of the Closing Date, there is no Material Real Property owned by the Loan Parties.

Notwithstanding anything to the contrary herein, (i) the Administrative Agent may waive any of the requirements specified in this Section 6.11(b) if the Administrative Agent determines, in its sole discretion, that the burden, cost, time or consequences of obtaining such deliverable is excessive in relation to the benefits to be obtained therefrom by the Secured Parties, and (ii) if the Borrower, after using commercially reasonable efforts, is unable to comply with the requirements of Section 6.11(b)(ix) or with any commercially reasonable request made pursuant thereto by the Administrative Agent or any Lender or Issuing Lender, in each case with respect to any Material Real Property, then the Borrower shall not be required to deliver any of the items set forth in Section 6.11(b) with respect to such Material Real Property (it being understood and agreed by the parties hereto that compliance by the Borrower with, and any request by the Administrative Agent or any Lender or Issuing Lender for the Borrower to comply with, the requirements of Section 6.11(b)(ix), in each case to the extent required by the Flood Insurance Laws, is commercially reasonable); provided that nothing in this paragraph shall result in the non-compliance by the Administrative Agent or any Lender or Issuing Lender with the Flood Insurance Laws.

(c) Further Assurances. The Borrower will, and will cause each of the Loan Parties to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the foregoing, in the event that any additional Capital Stock shall be issued by any Subsidiary of a Loan Party, the applicable Loan Party agrees forthwith to deliver to the Administrative Agent pursuant to the Security Agreement the certificates evidencing such shares of stock (to the extent certificated), accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall reasonably request to perfect the security interest created therein pursuant to the Security Agreement. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Loan Party shall be required to grant or perfect a security interest in any property with respect to which the Administrative Agent and the Borrower determine, in their reasonable discretion, that the costs or other consequences of granting or perfecting a security interest therein (including any material adverse tax consequences) are excessive in relation to the benefits to Secured Parties afforded thereby. If requested by the Administrative Agent, the Borrower will, and will cause each of its Subsidiaries to cooperate with and provide any information necessary for the Administrative Agent to conduct its flood due diligence and flood insurance compliance.

SECTION 6.12 Subsidiaries; Designation of Unrestricted Subsidiaries.

(a) In the event that any Person becomes a Subsidiary (which, for purposes of this reference to “Subsidiary,” will be deemed to include an Unrestricted Subsidiary) of the Borrower, such Person is or will be deemed to be a Subsidiary hereunder until such time as the Borrower has designated such Subsidiary as an Unrestricted Subsidiary in accordance with the terms of Section 6.12(b).

(b) The Borrower may at any time designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary by delivering to the Administrative Agent a certificate of an Responsible Officer of the Borrower specifying such designation and certifying that the following conditions to such designation set forth in this Section are satisfied; provided that:

(i) both immediately before and immediately after any such designation, no Default or Event of Default shall have occurred and be continuing;

(ii) after giving effect to such designation on a Pro Forma Basis, the Borrower is in compliance with the financial covenants set forth in Section 7.11; and

(iii) in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, each subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower in such Subsidiary on the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein (as determined reasonably and in good faith by a Responsible Officer of the Borrower), and the aggregate amount of all Investments permitted to be made in all “Unrestricted Subsidiaries” will be limited as provided in Section 7.06. The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 6.13 Spin-Off. Within one Business Day of the Closing Date, (a) Parent shall have caused the Spin-Off to have been consummated substantially in accordance with the Form 10 filed by the Borrower with the SEC on September 7, 2016, as amended on November 2, 2016 and as further amended on February 3, 2017, April 12, 2017, April 27, 2017 and May 4, 2017, and (b) the Administrative Agent shall have received one or more certificates from Parent, dated as of the date the Spin-Off is consummated and signed by a senior executive officer of Parent, to the effect that (i) the requirements specified in clause (a) of this Section have been satisfied, (ii) all guarantees made by the Borrower and any of its subsidiaries pursuant to the Parent Debt have been released and (iii) the Spin-Off is permitted under the Parent Debt Documents. Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the delivery of the certificate or certificates from Parent described in the immediately preceding sentence, the Spin-Off will be deemed to have occurred for all purposes under this Agreement and each other Loan Document (including, without limitation, the Security Agreement and Section 3 thereof).

SECTION 6.14 Security Documents. Notwithstanding anything to the contrary contained herein or in any other Loan Document, within one Business Day of the Closing Date (or, solely with respect to clause (b), such later date as shall be reasonably acceptable to the Administrative Agent) the Borrower shall have caused to be delivered to the Administrative Agent (a) the Security Agreement, duly executed and delivered by the Borrower, each other Loan Party and the Administrative Agent, (b) certificates, if any, representing the Pledged Equity (as defined in the Security Agreement) accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt (as defined in the Security Agreement) indorsed in blank, (c) each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.02), which shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation (it being understood that no account control agreements or landlord waivers shall be required to be obtained or otherwise delivered by any of the Loan Parties), and (d) a written opinion (addressed to the Administrative Agent, the Issuing Lenders and the Lenders and dated the Closing Date) of Latham & Watkins LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent). In addition, the Administrative Agent shall have received the results of recent lien searches in each relevant jurisdiction with respect to the Loan Parties, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.02 or Liens to be discharged pursuant to documentation or arrangements reasonably satisfactory to the Administrative Agent.

SECTION 6.15 Insurance. Notwithstanding anything to the contrary contained herein or in any other Loan Document, within 60 days of the Closing Date (or such later date as shall be reasonably acceptable to the Administrative Agent), the Loan Parties shall deliver to the Administrative Agent evidence that all insurance required to be maintained as of the Closing Date pursuant to Section 6.06 has been obtained and is in effect and that the Administrative Agent has, to the extent available, been named as loss payee under each insurance policy with respect to such insurance as to which the Administrative Agent shall have reasonably requested to be so named.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, been terminated, backstopped or cash collateralized in a manner consistent with the requirements in Section 2.07(k) and all LC Disbursements shall have been reimbursed, the Borrower (on behalf of itself and each of its Subsidiaries) covenants and agrees with the Lenders that:

SECTION 7.01 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Loan Documents (including any Incremental Facilities and Refinancing Facilities);

(b) Indebtedness existing on the Closing Date and (other than any obligation with respect to such Indebtedness that is less than $500,000 individually or $2,500,000 in the aggregate) set forth on Schedule 7.01 and any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness incurred under this Section 7.01(b);

(c) (i) Indebtedness of the Borrower to any Loan Party, (ii) Indebtedness of any Loan Party (other than the Borrower) to the Borrower or any other Loan Party and (iii) Indebtedness of the Borrower or any Subsidiary to any Subsidiary that is not a Loan Party; provided that with respect to Indebtedness incurred after the Closing Date by the Loan Parties to any Subsidiary that is not a Loan Party, (x) such Indebtedness shall be unsecured and subordinated in right of payment to the Guaranteed Obligations pursuant to an intercompany note in form and substance reasonably acceptable to the Administrative Agent and (y) the aggregate principal amount of such Indebtedness, together with the aggregate amount of Investments by the Loan Parties in such Subsidiaries made under Section 7.06(c)(ii) after the Closing Date and the aggregate amount of Investments made by the Loan Parties in subsidiaries that are not Loan Parties pursuant to Section 7.06(f), shall not exceed the greater of $18,750,000 and 7.5% of Consolidated EBITDA for the most recently ended Reference Period (measured at the time of incurrence of such Indebtedness);

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions thereof and Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness incurred under this Section 7.01(d); provided that (i) such Indebtedness is incurred prior to, at the time of or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the sum of the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed the greater of $18,750,000 and 7.5% of Consolidated EBITDA for the most recently ended Reference Period at the time of incurrence of such Indebtedness;

(e) Indebtedness of any Person that becomes a Subsidiary after the Closing Date and any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness incurred under this Section 7.01(e); provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the sum of the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the greater of $50,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Reference Period at the time of incurrence of such Indebtedness;

(f) Incremental Equivalent Debt and Refinancing Equivalent Debt;

(g) Indebtedness incurred after the Closing Date by the Borrower or any Subsidiary not exceeding an aggregate principal amount equal to the greater of $12,500,000 and 5.0% of Consolidated EBITDA for the most recently ended Reference Period at the time of incurrence of such Indebtedness at any time outstanding pursuant to Sale/Leaseback Transactions permitted under Section 7.12;

(h) Indebtedness of Foreign Subsidiaries; provided that the sum of the aggregate principal amount of Indebtedness permitted to be outstanding at any time by this clause (h) shall not exceed $75,000,000 (or the foreign currency equivalent thereof, if not denominated in Dollars);

(i) Indebtedness arising out of (i) Cash Management Obligations and (ii) Hedging Agreements not entered into for speculative purposes, in each case of the Borrower or any Subsidiary;

(j) Guarantees by the Borrower or any Subsidiary of borrowings by current or former officers, managers, directors, employees or consultants in connection with the purchase of equity of the Borrower by any such person in an aggregate principal amount outstanding at the time not to exceed $5,000,000;

(k) (i) Indebtedness of the Borrower or any Subsidiary incurred to finance an acquisition or merger, consolidation or amalgamation, provided that, after giving effect to the incurrence thereof on a Pro Forma Basis, (A) if such Indebtedness is (or is intended to be) secured by Liens on Collateral, (x) the Senior Secured Net Leverage Ratio is equal to or less than 3.00 to 1.00 and (y) any such Liens shall be subject to customary intercreditor arrangements reasonably satisfactory to the Borrower and the Administrative Agent, and (B) if such Indebtedness is unsecured, the Total Net Leverage Ratio is less than or equal to the then-applicable Required Ratio, in each case, on the last day of the applicable Reference Period, and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness incurred under this Section 7.01(k);

(l) additional Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount outstanding at the time of incurrence not to exceed the greater of $62,500,000 and 25.0% of Consolidated EBITDA for the most recently ended Reference Period (measured at the time of incurrence of such Indebtedness);

(m) Indebtedness of the Borrower or any Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, stay bonds, appeal bonds, bankers acceptances, statutory obligations or bonds, health or social security benefits, unemployment or other insurance obligations, workers’ compensation claims, insurance obligations, bank guarantees, surety bonds, utility bonds, performance guarantees, completion guarantees or other similar bonds and obligations issued by or on behalf of the Borrower or a Subsidiary, in each case, in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with any Acquisition or Disposition permitted hereunder;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(p) Indebtedness of the Borrower or any Subsidiary consisting of the financing of insurance premiums owed to the provider of such insurance or an affiliate thereof in the ordinary course of business;

(q) Indebtedness incurred by the Borrower or any Subsidiaries from guaranties of letters of credit, surety bonds or performance bonds securing the performance by the Borrower or any such Subsidiaries pursuant to such agreements, in connection with the effectuation of an Investments permitted under Section 7.06;

(r) (i) additional unsecured Indebtedness of the Borrower or any Subsidiary (A) in an aggregate principal amount not to exceed $125,000,000 and (B) in an unlimited amount so long as such unsecured Indebtedness (I) has no scheduled principal payments or prepayments prior to, or (II) automatically converts, within 91 days of the incurrence thereof, to Indebtedness having no scheduled principal payments or prepayments prior to, in each case, the date that is 91 days after the Latest Maturity Date (as determined as of the date of incurrence of such Indebtedness); provided that, for all purposes of this clause (i), (x) no Event of Default shall have occurred and be continuing or will immediately result from the incurrence of such Indebtedness and (y) after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Borrower shall be in compliance with the financial covenants set forth in Section 7.11 on the last day of such period, and (ii) any Permitted Refinancing Indebtedness incurred pursuant to this Section 7.01(r); and

(s) for one Business Day following the Closing Date, Guaranties of the Parent Debt incurred by the Borrower and its Subsidiaries.

For purposes of determining compliance with this Section 7.01 or Section 7.06, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), accrued interest, defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 7.01, (A) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower will be permitted to divide and classify such item of Indebtedness (or any portion thereof) on the date of its incurrence.

In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence. “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the accretion of original issue discount, or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

SECTION 7.02 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it:

(a) Liens created pursuant to the Loan Documents;

(b) Permitted Liens;

(c) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the Closing Date and (other than Liens that secure obligations of less than $100,000 individually or $2,500,000 in the aggregate) set forth on Schedule 7.02; provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries other than proceeds and products thereof and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals, modifications, restatements, replacements and combinations thereof that do not increase the outstanding principal amount thereof or commitment therefor, in each case, as in effect on the Closing Date and any Permitted Refinancing Increase;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 7.01(d) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests and the Indebtedness secured thereby are incurred prior to, at the time of or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and any Permitted Refinancing Increase and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary other than proceeds and products of such fixed or capital assets;

(e) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 7.01 (d), (e) or (k), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (other than with respect to Liens to secure Indebtedness under Section 7.01(k)), as the case may be, (iii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary other than proceeds and products of such acquired assets and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the original outstanding principal amount thereof beyond any Permitted Refinancing Increase;

(f) Liens as a result of the filing of UCC financing statements as precautionary measure in connection with leases, operating leases or consignment arrangements;

(g) Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien permitted by this Section 7.02 (other than Section 7.02(n); provided that (i) such Lien does not extend to any other property (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced) and (ii) except as contemplated by the definition of “Permitted Refinancing Indebtedness,” the aggregate principal amount of Indebtedness secured by such Lien is not increased;

(h) Liens securing Indebtedness or other obligations not prohibited hereunder, in each case of the Borrower or a Subsidiary owed to the Borrower or a Subsidiary; provided that no Loan Party shall grant a Lien in favor of a non-Loan Party;

(i) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary on deposit with or in possession of such bank and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(j) Liens on the Collateral to secure Incremental Equivalent Debt and Refinancing Equivalent Debt, provided that such Liens shall be subject customary intercreditor arrangements reasonably satisfactory to the Borrower and the Administrative Agent;

(k) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(l) Liens solely on any cash money deposits made by the Borrower or any Subsidiary pursuant to merger agreements, stock or asset purchase agreements and Liens on assets to be disposed of pending a Disposition permitted hereunder of such assets pursuant to any asset purchase agreement or similar agreement;

(m) Liens securing Indebtedness incurred under Section 7.01(i); and

(n) Liens not otherwise permitted by this Section 7.02 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) the greater of (x) $18,750,000 and (y) 7.5% of Consolidated EBITDA for the most recently ended Reference Period at the time of incurrence of such Lien.

For purposes of determining compliance with this Section 7.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described above but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described above, the Borrower may, in its sole discretion, classify such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.02 and at the time of classification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses (or any portion thereof).

SECTION 7.03 Mergers, Consolidations, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(a) any Subsidiary may be merged or consolidated with or into the Borrower, so long as the Borrower is the surviving entity;

(b) any Subsidiary may be merged or consolidated with or into any other Subsidiary, so long as if any Subsidiary party to such transaction is a Loan Party, the surviving entity thereof is a Loan Party;

(c) the Borrower and any Subsidiary may merge or consolidate with any other Person in a transaction in which (x) the Borrower or such Subsidiary is the surviving or continuing Person; or (y) only with respect to a Subsidiary, the Subsidiary is not the surviving Person but such merger or consolidation is permitted under Section 7.04; and

(d) any Subsidiary may be wound up, dissolved or liquidated if the Borrower determines in good faith such winding up, liquidation or dissolution is in the best interests of the Borrower and not materially disadvantageous to the Lenders and all assets (if any) of such Subsidiary are transferred to a Loan Party prior to such wind up, dissolution or liquidation.

SECTION 7.04 Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to Dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired, except:

(a) Damaged, obsolete, unusable, surplus, used or worn out property, tools or equipment no longer used or useful in its business;

(b) any inventory or other property sold or disposed of in the ordinary course of business and for fair consideration;

(c) Dispositions to the Borrower or a Subsidiary, including the sale or issuance by the Borrower or any Subsidiary of any equity interests of any Subsidiary;

(d) any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its property to the Borrower or any wholly owned Subsidiary of the Borrower that is a Loan Party;

(e) the Capital Stock of any Subsidiary may be sold, transferred or otherwise disposed of to the Borrower or any wholly owned Subsidiary of the Borrower that is a Loan Party; and

(f) Dispositions of property by the Borrower or any Subsidiary having an aggregate fair market value not exceeding the greater of $12,500,000 and 5.0% of Consolidated EBITDA for the most recently ended Reference Period (measured at the time of such Disposition) per annum;

(g) Dispositions of property by the Borrower or any Subsidiary to effect Sale/Leaseback Transactions permitted under Section 7.12;

(h) Dispositions to effect transactions permitted pursuant to Sections 7.02, 7.03 (other than Section 7.03(c)(y)) and 7.07;

(i) the abandonment, allowance to lapse or expiration of intellectual property in the ordinary course of business;

(j) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(k) Dispositions of defaulted receivables in the ordinary course of business or in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceeding;

(l) Dispositions of assets resulting from condemnation or casualty events;

(m) Dispositions of property by the Borrower or any Subsidiary if immediately after giving effect to such Disposition, (i) the aggregate consideration received by the Borrower and its Subsidiaries for such Disposition shall be in an amount at least equal to the fair market value (as reasonably determined by the Borrower in good faith) thereof (measured either, at the option of the Borrower, at the time of the Disposition or as of the date of the definitive agreement with respect to such Disposition) and (ii) at least 75% of the aggregate consideration for such Disposition shall be paid in cash or Cash Equivalents, provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(A) (i) instruments, notes, securities or other obligations received by the Borrower or such Subsidiary from the purchaser that within 180 days of the closing is converted by the Borrower or such Subsidiary to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received and (ii) any cash payments received with respect to instruments, notes, securities or other obligations referred to in clause (i) immediately above within 180 days of such Disposition;

(B) the assumption by the purchaser of Indebtedness or other obligations or liabilities (as shown on the Borrower’s most recent balance sheet or in the footnotes thereto) of the Borrower or a Subsidiary pursuant to operation of law or a customary novation or assumption agreement; and

(C) any Designated Non-Cash Consideration received by the Borrower or such Subsidiary in the Disposition, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $12,500,000 and (y) 5.0% of Consolidated EBITDA for the most recently ended Reference Period at the time of receipt of such outstanding Designated Non-Cash Consideration (with the fair market value (as reasonably determined by the Borrower in good faith) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(n) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual, tort or other claims of any kind or any settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former directors, officers, or employees of the Borrower or` any Subsidiary or any of their successors or assigns;

(o) the unwinding or termination of any Hedging Agreement;

(p) Dispositions of equity interests of an Unrestricted Subsidiary;

(q) Dispositions for fair market value (as reasonably determined by the Borrower in good faith) of non-core assets acquired in connection with an acquisition permitted hereunder by the Borrower or any Subsidiary , provided the marketing of such Disposition commences within 90 days of such acquisition, and provided, further, that such non-core assets are designated by the Borrower in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Subsidiaries or any of their respective businesses; and

(r) Leases of real or personal property and non-exclusive licenses and sub-licenses of intellectual property, in each case, in the ordinary course of business which do not materially interfere with the business of the Borrower and its Subsidiaries.

SECTION 7.05 Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related, complementary, adjacent, incidental or ancillary thereto and vertical or horizontal reasonably related expansions thereof.

SECTION 7.06 Investments and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, make or suffer to exist any Investment in any Person or purchase, except:

(a) Cash and Cash Equivalents;

(b) Investments (other than Investments permitted under clauses (a) and (c) of this Section) existing on the Closing Date and set forth on Schedule 7.06 and any Investment that replaces, refinances or refunds any Investment made pursuant to this Section 7.06(b); provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date hereof or (y) as otherwise permitted hereunder ;

(c) (i) Investments by any Loan Party in any other Loan Party; and (ii) Investments by the Borrower or any Subsidiary in any Subsidiary that is not a Loan Party; provided that (x) any Investment made by any Subsidiary that is not a Loan Party in any Loan Party shall be unsecured and subordinated in right of payment to the Guaranteed Obligations pursuant to an intercompany note in form and substance acceptable to the Administrative Agent and (y) the aggregate amount of Investments by the Loan Parties in any Subsidiary that is not a Loan Party after the Closing Date, together with the aggregate principal amount of Indebtedness owing by any Loan Party to such subsidiaries incurred under Section 7.01(c)(ii) after the Closing Date and the aggregate amount of Investments made by the Loan Parties in subsidiaries that are not Loan Parties pursuant to Section 7.06(f), shall not exceed the greater of (x) $18,750,000 and (y) 7.5% of Consolidated EBITDA for the most recently ended Reference Period (measured when such Investment is made);

(d) Indebtedness permitted by Section 7.01;

(e) purchases of inventory and other property to be sold or used in the ordinary course of business;

(f) Acquisitions after the Closing Date by the Borrower or any other Loan Party; provided that (i) if such Acquisition is an acquisition of Capital Stock of a Person, such Acquisition shall not be opposed by the board of directors (or similar governing body) of such Person, (ii) no Default or Event of Default shall have then occurred and be continuing or would result therefrom, (iii) after giving Pro Forma Effect to such Acquisition, the Borrower shall be in compliance with the financial covenants set forth in Section 7.11 on the last day of such period, (iv) the aggregate amount of Investments made by the Loan Parties in subsidiaries that are not Loan Parties (and will not become Loan Parties promptly following such Acquisition) pursuant to this clause (f) after the Closing Date, together with the aggregate principal amount of Indebtedness owing by a Loan Party to such subsidiaries incurred under Section 7.01(c)(ii) after the Closing Date and the aggregate amount of Investments by the Loan Parties in such subsidiaries made under Section 7.06(c)(ii) after the Closing Date, shall not exceed the greater of (x) $18,750,000 and (y) 7.5% of Consolidated EBITDA for the most recently ended Reference Period (measured at the time of the Acquisition), and (v) for Acquisitions in excess of $25,000,000, prior to the consummation of any such Acquisition, the Administrative Agent shall have received a certificate of a Responsible Officer setting forth the calculations required to determine compliance with clause (iii) above and certifying that the conditions set forth in this clause (f) with respect to such Acquisition have been satisfied (any Acquisition that satisfies the requirements of this clause (f), a “Permitted Acquisition”);

(g) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and Investments (including debt obligations) received by the Borrower and its Subsidiaries in connection with the bankruptcy or reorganization of suppliers and/or customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and/or suppliers arising in the ordinary course of business;

(h) Investments under Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities;

(i) bona fide loans and advances to employees and officers of the Borrower and its Subsidiaries for the purpose of paying payroll, travel and related expenses and other loans and advances incurred for proper business purposes of the Borrower or such Subsidiary;

(j) Investments received by the Borrower and its Subsidiaries in connection with any Disposition permitted by Section 7.04;

(k) Investments held by any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Investments exist at the time such Person becomes a Subsidiary and are not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) such Investments shall not be increased after such time unless such increase is permitted by another clause of this Section;

(l) other Investments (including Acquisitions) after the Closing Date; provided that after giving effect to such Investment on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to the then-applicable Required Ratio, in each case, as of the last day of the most recently ended Reference Period;

(m) Investments in an aggregate amount not to exceed the Available Amount; provided that at the time of any such Investment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(n) Investments in Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of (x) $18,750,000 and (y) 7.5% of Consolidated EBITDA for the most recently ended Reference Period, in each case measured at the time such Investment is made;

(o) Investments received in compromise or resolution of litigation, arbitration or other disputes;

(p) endorsements for collection or deposit in the ordinary course of business;

(q) (i) Investments made pursuant to surety bonds, performance bonds, bid bonds, appeal bonds and related letters of credit or similar obligations, in each case, to the extent such surety bonds, performance bonds, bid bonds, substituting appeal bonds, related letters of credit and similar obligations are permitted under this Agreement and (ii) Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations or to secure liabilities to insurance carriers under insurance arrangements, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases or for payment of rent, in each case entered into in the ordinary course of business; and

(r) in addition to Investments otherwise expressly permitted by this Section 7.06, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost on the date such Investment was made) not to exceed the greater of $62,500,000 and 25.0% of Consolidated EBITDA for the most recently ended Reference Period (measured at the time of such Investment), at any time outstanding during the term of this Agreement.

SECTION 7.07 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a) the Borrower and each Subsidiary may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock;

(b) the Borrower may make the Closing Date Cash Transfer on the Closing Date;

(c) the purchase, redemption or other acquisition or retirement for value of equity interests of the Borrower held by current officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members) of the Borrower or any of its Subsidiaries upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the equity interests were issued; provided that the aggregate cash consideration paid therefor after the date hereof in any fiscal year does not exceed an aggregate amount of $3,000,000;

(d) cash payments in lieu of fractional shares or equity interests upon the repurchases of equity interests in connection with the withholding of a portion of the equity interests granted or awarded to a director or an employee of the Borrower to pay for the taxes payable by such director or employee upon such grant or award;

(e) so long as no Event of Default shall have occurred and is continuing or would result therefrom, other Restricted Payments made pursuant to this Section 7.07(e) in an amount not to exceed $15,000,000 in the aggregate;

(f) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof or giving of the redemption notice therefor if, at the date of declaration or giving of the redemption notice therefor, such payment or redemption would be permitted under this Section 7.07;

(g) the Borrower may make Restricted Payments after the Closing Date; provided that, (i) at the time of any such Restricted Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (ii) after giving effect to any such Restricted Payment on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to 1.50 to 1.00 on the last day of such period; and

(h) the Borrower may make Restricted Payments in an aggregate amount not to exceed the Available Amount, provided that (x) at the time of any such Restricted Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (y) after giving effect to any such Restricted Payment on a Pro Forma Basis, the Borrower is in compliance with the financial covenants set forth in Section 7.11 recomputed as of the last day of such period;

provided that nothing herein shall be deemed to prohibit (x) the payment of dividends by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower or, if applicable, any minority shareholder of such Subsidiary (in accordance with the percentage of the Capital Stock of such Subsidiary owned by such minority shareholder) and (y) repurchases of Capital Stock deemed to occur as a result of the surrender of such Capital Stock for cancellation in connection with the exercise of stock options or warrants.

SECTION 7.08 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s length basis from a Person that is not an Affiliate;

(b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate;

(c) any Investment permitted by Section 7.06;

(d) any Restricted Payment permitted by Section 7.07;

(e) transactions occurring in connection with the Spin-Off and the transactions contemplated in connection therewith occurring on the Closing Date, in each case as described in the Form 10 filed by the Borrower with the SEC on September 7, 2016, as amended on November 2, 2016 and as further amended on February 3, 2017, April 12, 2017, April 27, 2017 and May 4, 2017;

(f) the payment of reasonable and customary (as determined in good faith by the Borrower) regular fees, compensation, indemnification and other benefits to current, former and future directors of the Borrower or a Subsidiary who are not employees of the Borrower or such Subsidiary, including reimbursement or advancement of reasonable and documented out-of-pocket expenses and provisions of liability insurance;

(g) loans or advances to officers, directors or employees of the Borrower in the ordinary course of business of the Borrower or its Subsidiaries or otherwise made on their behalf;

(h) any issuance of equity interests of the Borrower or any capital contribution to the Borrower or any of the Subsidiaries;

(i) any transaction entered into by an Unrestricted Subsidiary with an Affiliate (other than the Borrower or any Subsidiaries) prior to the redesignation of any such Unrestricted Subsidiary as a Subsidiary in accordance with the terms hereof; provided that such transaction was not entered into in connection with or in contemplation of such redesignation;

(j) payments to or from, and transactions with, any joint ventures or similar arrangements (including, without limitation, any cash management activities relating thereto); provided that such arrangements are on terms no less favorable to the Borrower and its Subsidiaries in any material respect, on the one hand, than to the relevant joint venture partner and its Affiliates, on the other hand, taking into account all related agreements and transactions entered into by the Borrower and its Subsidiaries, on the one hand, and the relevant joint venture partner and its Affiliates, on the other hand; and

(k) any Affiliate who is a natural person may serve as an employee or director of the Borrower and receive reasonable compensation for his services in such capacity.

SECTION 7.09 Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; except:

(i) restrictions and conditions imposed by law or by this Agreement;

(ii) restrictions and conditions existing on the Closing Date set forth on Schedule 7.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder;

(iv) (with respect to clause (a) above) (x) restrictions or conditions imposed by any agreement relating to Incremental Equivalent Debt, Refinancing Equivalent Debt, Indebtedness incurred pursuant to Section 7.01(k), secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and other Indebtedness permitted by this Agreement to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement and (y) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(v) restrictions and conditions which are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower so long as such restrictions or conditions were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower;

(vi) customary restrictions and conditions contained in the document relating to any consensual Lien, so long as (i) such Lien is permitted by Section 7.02 and such restrictions or conditions relate only to the specific asset(s) subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.09;

(vii) restrictions imposed by applicable law;

(viii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures or the equity interests therein;

(ix) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(x) restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;

(xi) customary provisions restricting assignment of any agreements;

(xii) (with respect to clause (a) above) provisions in any lease or lease agreement, or any restrictions or conditions imposed by any landlord, prohibiting or restricting the granting, creation or incurrence of any liens on any premises leased by the Borrower or any of its Subsidiaries; and

(xiii) provisions in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the obligations referred to in this Section 7.09; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, not materially less favorable to the Loan Party with respect to such limitations than those applicable pursuant to such obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 7.10 Optional Payments and Modifications of Material Subordinated Debt.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Material Subordinated Debt (collectively, “Restricted Debt Payments”), except:

(i) payments of regularly scheduled interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Material Subordinated Debt that are prohibited by the subordination provisions thereof) and, to the extent the Revolving Credit Commitment Termination Date or the Term Loan Maturity Date (in each case, as determined as of the date of incurrence of such Material Subordinated Debt) is extended pursuant to the terms hereof, payments of principal at scheduled maturity of such Material Subordinated Debt;

(ii) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Material Subordinated Debt (i) with the net cash proceeds of, or in exchange for, any Permitted Refinancing Indebtedness, (ii) in exchange for, or out of the proceeds of, a substantially concurrent cash or non-cash contribution (within 60 days deemed as substantially concurrent) to the capital of the Borrower or a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of equity interests of the Borrower or (iii) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such repayment, prepayment, redemption, repurchase, defeasance, acquisition or retirement; and

(iii) Restricted Debt Payments in an aggregate amount not to exceed the Available Amount, provided that (x) at the time of any such Restricted Debt Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (y) after giving effect to any such Restricted Debt Payment on a Pro Forma Basis, the Borrower is in compliance with the financial covenants set forth in Section 7.11 recomputed as of the last day of such period.

(b) The Borrower will not amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms (taken as a whole) of any Material Subordinated Debt in any manner materially adverse to the interests of the Administrative Agent or the Lenders.

SECTION 7.11 Financial Covenants.

(a) Total Net Leverage Ratio. The Borrower will not permit the Total Net Leverage Ratio to exceed (i) 4.25 to 1.00, as of the end of each Reference Period ending on or after Closing Date but prior to May 31, 2019 and (ii) 3.75 to 1.00, as of the end of each Reference Period ending on or after May 31, 2019 (such required level of Total Net Leverage Ratio from time to time, the “Required Ratio”). Notwithstanding the foregoing, the then-applicable Required Ratio may be increased to accommodate a Material Permitted Acquisition at the election of the Borrower as designated in the Compliance Certificate or an earlier notice or certificate delivered by the Borrower in connection with such Material Permitted Acquisition; provided, however, that (i) such increase shall not otherwise go into effect until the closing of such Material Permitted Acquisition; (ii) such increase shall only apply for a period of twelve months from and after the closing of such Material Permitted Acquisition and immediately upon the expiration of such twelve month period, the required maximum Total Net Leverage Ratio shall revert to the applicable Required Ratio set forth above for the Reference Period in which such reversion occurs; (iii) in no event shall the maximum Total Net Leverage Ratio after giving effect to any such step-up exceed 4.75 to 1.00; and (iv) the maximum amount that any Total Net Leverage Ratio covenant level may step-up during any Reference Period is 0.50 to 1.00.

(b) Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio as at the last day of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.

SECTION 7.12 Sale-Leasebacks. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary (a “Sale/Leaseback Transaction”), except for Sale/Leaseback Transactions by the Borrower and its Subsidiaries with an aggregate sales price not exceeding the greater of (x) $12,500,000 and (y) 5.0% of Consolidated EBITDA for the most recently ended Reference Period (measured at the time such Sale/Leaseback Transaction has occurred).

SECTION 7.13 Changes in Fiscal Periods. The Borrower will not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

SECTION 7.14 Use of Proceeds and Letters of Credit. The Borrower will not use, and, to the knowledge of the Borrower, the respective directors, officers, employees and agents of the Borrower and its Subsidiaries and Unrestricted Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c) any representation or warranty made or deemed made by the Borrower or any other Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any such amendment, modification or waiver, shall prove to have been incorrect when made or deemed made in any material respect;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.02(a), 6.03 (with respect to the existence of the Borrower), 6.09, 6.13, 6.14 or in Article VII;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness of the Borrower or any of its Subsidiaries becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than any Excluded Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than any Excluded Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary (other than any Excluded Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, or (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than any Excluded Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors;

(j) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $30,000,000 (not covered by insurance where the carrier has not denied responsibility) shall be rendered against the Borrower or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed or bonded;

(k) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) a Change in Control shall occur; or

(m) (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any Collateral having a fair market value, individually or in the aggregate, in excess of $10,000,000 intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 7.02 or under the respective Security Documents), or, except for expiration or termination in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Loan Party, (ii) at any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Guaranteed Obligations or the expiration or termination in accordance with its terms, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Loan Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Loan Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party, or (iii) this Agreement or any Loan Document purporting to grant a Lien on a material portion of the Collateral shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral;

then, and in every such event (other than any event with respect to any Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 10.02), and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative

Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent which shall be a Lender with an office in New York, New York or an Affiliate of a Lender (in each case, other than a Disqualified Lender). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers, the Syndication Agent or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers, the Syndication Agent or any other Lender and their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything herein to the contrary, the Joint Bookrunners, the Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, (i) if to the Borrower, the Administrative Agent, or any Issuing Lender, as set forth in Schedule 10.01; and (ii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Change of Address, Etc. Any party hereto may change its address, electronic mail address, telephone number or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders (or, in the case of any such waiver, amendment or modification relating to Letters of Credit, the Required Revolving Credit Lenders) or by the Loan Parties and the Administrative Agent with the consent of the Required Lenders (or the Required Revolving Credit Lenders, as applicable) (except that in the case of an amendment, consent or waiver to cure any manifest ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, such amendment, consent or waiver shall be effective if it is in writing and signed by the Administrative Agent and the Borrower and is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof); provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of each Lender directly adversely affected thereby;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly adversely affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly adversely affected thereby;

(iv) change Section 2.19(b), (c) or (d) or Section 5.09 of the Security Agreement in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender or other Secured Party affected thereby;

(v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender affected thereby; or

(vi) release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under Article III or all or substantially all of the Collateral, except to the extent otherwise permitted hereunder and under the other Loan Documents, in each case without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Lender hereunder without the prior written consent of the Administrative Agent or such Issuing Lender, as the case may be.

Except as otherwise provided in this Section with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Security Documents.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Joint Bookrunners and the Joint Lead Arrangers and their respective Affiliates, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent, the Joint Bookrunners and the Joint Lead Arrangers (limited to a single outside counsel and, to the extent necessary, one law firm acting as special outside counsel in each relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit, (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the fees, disbursements and other charges of any counsel for the Administrative Agent, any Issuing Lender or any Lender (limited to one external counsel and, to the extent necessary, one law firm acting as special outside counsel in each relevant jurisdiction and, solely in the event of an actual or perceived conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made, Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) from and against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits and related costs, expenses and disbursements, including the fees, charges and disbursements of any counsel (limited to a single outside counsel to such Indemnitees, taken as a whole, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, solely in the event of an actual or perceived conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), to each group of similarly situated affected Indemnitees taken as a whole) for any Indemnitee, incurred by or asserted against any Indemnitee or to which any Indemnitee may become subject, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee or any of its Related Parties as determined by a court of competent jurisdiction by final and nonappealable judgment, (y) a material breach by such Indemnitee or any of its Related Parties of its obligations under this Agreement or any other Loan Document determined by a court of competent jurisdiction by final and nonappealable judgment, or (z) a dispute arising solely among Indemnitees (other than any dispute with an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, a Joint Bookrunner, a Joint Lead Arranger, an Issuing Lender or any other similar role under any Loan Document) not arising out of any act or omission on the part of the Borrower or its Affiliates.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Lender in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, neither the Borrower, the Administrative Agent, any Loan Party, any Issuing Lender or any Lender shall assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d) shall limit the obligations of the Borrower to indemnify an Indemnitee against special, indirect, consequential or punitive damages to the extent required under Section 10.03(b).

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

(f) For the avoidance of doubt, any indemnification relating to Taxes, other than Taxes resulting from any non-Tax claim, shall be covered by Section 2.18 and shall not be covered by this Section 10.03.

SECTION 10.04 Successors and Assigns; Participations.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees, other than a natural person or a Disqualified Lender, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person (other than a natural person or a Disqualified Lender); provided further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) (in the case of assignments of the Revolving Credit Commitment and Revolving Credit Loans) each Issuing Lender, unless such assignment is to another Revolving Credit Lender, in which case such consent is not required.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, (1) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, or, in the case of an assignment of Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for any assignment to an assignee that is not a Lender or an Affiliate of a Lender (provided that the Administrative Agent may, in its sole discretion, elect to reduce or waive such processing and recordation fee in the case of any assignment) and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) Maintenance of Register. The Administrative Agent, acting for this purpose solely as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and by any Issuing Lender and any Lender with respect to Loans and other Obligations which are held by such Issuing Lender or Lender only, at any reasonable time and from time to time upon reasonable prior notice.

(v) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations.

(i) Participations Generally. Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (other than to a natural person or a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations of such Sections, including the requirement to provide the forms and certificates pursuant to Section 2.18(e) (it being understood that the documentation required under Section 2.18(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, LC Disbursements or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans, LC Disbursements or other obligations under this Agreement), except to the extent that such disclosure is necessary to establish that such Loan, LC Disbursement or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower and the Lenders expressly acknowledge that the Administrative Agent (in its capacity as such or as a Joint Bookrunner, Joint Lead Arranger or other agent hereunder) shall not have any obligation to monitor whether participations are made to Disqualified Lenders or natural persons and none of the Borrower or the Lenders will bring any claim to such effect.

(ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (such consent not to be unreasonably withheld, it being understood that the Borrower may withhold its consent if such participation could be reasonably expected to result in any increase in the Borrower’s payment obligations under Section 2.16 or 2.18). No Participant shall be entitled to the benefits of Section 2.18 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(e) as though it were a Lender.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Lender or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) No Assignments to Certain Persons. Notwithstanding anything herein to the contrary, no assignment made and no participations sold pursuant to this Section 10.04 shall be made or sold, as applicable, to (i) any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (ii) a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or (iii) a Disqualified Lender.

(f) Disqualified Lenders.

(i) If any assignment or participation under this Section 10.04 is made to any Disqualified Lender without the Borrower’s prior written consent (any such person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Loan and/or participation in any Letter of Credit held by such Disqualified Person, purchase such Loan or participation and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interests, rights and obligations under this Agreement; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans and participations in Letters of Credit, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower, (II) in the case of clauses (A) and (B), the Borrower shall not be liable to the relevant Disqualified Person under Section 2.17 if any Eurodollar Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 10.04 (except that no registration and processing fee required under this Section 10.04 shall be required with any assignment pursuant to this paragraph and (IV) in no event shall such Disqualified Person be entitled to receive amounts to which it would otherwise be entitled under Section 2.14(c). Further, whether or not the Borrower has taken any action described in the preceding sentence, no Disqualified Person identified by the Borrower to the Administrative Agent (A) shall be permitted to (x) receive information (including financial statements) provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders, the Issuing Lenders and the Administrative Agent, (B) (x) for purposes of determining whether the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, shall have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender or Issuing Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class or all Lenders have taken any action, and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect commenced by or against the Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 10.03. For the sake of clarity, the provisions in this Section 10.04(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(ii) Notwithstanding anything to the contrary herein, each of the Borrower, each Lender and each Issuing Lender acknowledges and agrees that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender or Disqualified Person and the Administrative Agent shall have no liability with respect to any assignment or participation made to any Disqualified Lender or Disqualified Person (regardless of whether the consent of the Administrative Agent is required thereto), and none of the Borrower, any Lender, any Issuing Lender or their respective Affiliates will bring any claim to such effect.

(iii) Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (A) it is not a Disqualified Lender, it being acknowledged by the Loan Parties, the Lenders and the other Guaranteed Parties that the Administrative Agent will be entitled to rely on such representations and warranties set forth in this clause (A) without any diligence in respect to the accuracy of such representations and warranties and any breach of such representations and warranties by such Lender will not give rise to any liability on the part of the Administrative Agent; and (B) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be.

SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18, 3.03 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by email or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, with the prior written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notwithstanding the foregoing, no amounts received from any Loan Party shall be applied to any Excluded Hedging Obligations of such Loan Party.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each Person party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document will prevent the Administrative Agent, any Issuing Lender or any Lender from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established.

(c) Waiver of Venue. Each Person party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) solely in connection with the Loan Documents and the transactions contemplated thereby, to its Affiliates and its and its Affiliates’ directors, officers, employees and agents, including accountants, independent auditors, legal counsel and other experts and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) pursuant to the order of any court or administrative agency or in any legal, administrative or judicial proceeding where, in the reasonable judgment of the Administrative Agent or the applicable Issuing Lender or Lender, as applicable, disclosure is required by law or regulations (in which case, to the extent practicable and not prohibited by applicable law and other than with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examinations or regulatory authority, such Person shall notify you promptly thereof prior to such disclosure), (c) upon the request or demand of any governmental or other regulatory authority having jurisdiction over the Administrative Agent or any Issuing Lender or Lender or any of their respective Affiliates (in which case, to the extent practicable and not prohibited by applicable law and other than with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examinations or regulatory authority, such Person shall notify you promptly thereof prior to such disclosure), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its Subsidiaries and their respective obligations, in each case of this clause (f), other than a Disqualified Lender, provided that notwithstanding anything herein to the contrary, the disclosure of the Disqualified Lenders List to any assignee, Participant, prospective assignee, prospective Participant, or actual or prospective counterparty (or its advisors), regardless of whether such Person is a Disqualified Lender, shall be permitted, (g) with the consent of the Borrower (not to be unreasonably withheld or delayed), to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than a Loan Party or (z) was already in the possession of the Administration, any Issuing Lender or any Lender or any of their respective Affiliates or is independently developed by any such Person, (i) for purposes of establishing a “due diligence” defense, and (j) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein. For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Borrower and its Subsidiaries and their business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by a Loan Party and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of information received from any Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision of this Agreement or any other Loan Document, the provisions of this paragraph shall survive with respect to the Administrative Agent and each Lender and Issuing Lender until the earlier to occur of (i) the second anniversary of such Person ceasing to be a party to this Agreement or (ii) the Latest Maturity Date.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL PARTIES HERETO HEREBY ACKNOWLEDGE AND AGREE THAT THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, any Joint Bookrunner or Joint Lead Arranger (collectively, the “Agent Parties”) or any of their respective Related Parties or the

Loan Parties or their Subsidiaries have any liability to (as applicable) the Borrower, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service or through the Internet, Intralinks or other similar electronic information transmission system, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment of a court to have resulted from the gross negligence or willful misconduct of such Agent Party or the Borrower, as applicable; provided, however, that in no event shall any Agent Party or any of their respective Related Parties or the Borrower have any liability to (as applicable) the Loan Parties or their Subsidiaries, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) in connection with the foregoing.

SECTION 10.13 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

SECTION 10.14 Collateral Matters; Release of Guarantees and Liens.

(a) Collateral Matters. Each Lender authorizes and directs the Administrative Agent to enter into the Security Documents and any intercreditor agreement contemplated by this Agreement on behalf of and for the benefit of the Lenders and the other Secured Parties named therein and agrees to be bound by the terms of each Security Document and any intercreditor agreement. Each Lender hereby agrees, and each holder of any note executed and delivered pursuant to Section 2.11(e) and each other Secured Party by the acceptance thereof will be deemed to agree that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Notwithstanding anything to the contrary contained in any of the Loan Documents, the Administrative Agent and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty or take any other action under any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof. No Specified Hedging Agreement will create (or be deemed to create) in favor of any counterparty that is a party to such Specified Hedging Agreement any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party except as expressly provided in this Agreement or any Security Document. By accepting the benefits of the Collateral, each counterparty pursuant to a Specified Hedging Agreement, as applicable, shall be deemed to have appointed the Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party.

(b) Release of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.02) to take any action requested by the Borrower having the effect of releasing any Collateral or Guaranteed Obligations or subordinating any Lien in favor of the Administrative Agent in order to comply with any permitted restriction in connection with a Lien permitted under Section 7.02 (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan

Document or that has been consented to in accordance with Section 10.02 or (ii) under the circumstances in clause (c) below. The Lenders hereby confirm the Administrative Agent’s authority to release or subordinate its Lien on particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section and the terms of the Guaranty. In each case as specified in this Section, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the subordination of such Lien, release of such item of Collateral from the assignment and security interest granted under the Security Documents, or to release such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section and subject to receipt by the Administrative Agent of a certification of the Borrower as to such release or subordination being permitted pursuant to the terms of this Agreement or any other Loan Document (and the Administrative Agent may rely conclusively on such certification without further inquiry); provided that (x) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Guaranteed Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary Guarantor in respect of) all interests retained by the Borrower or any Subsidiary Guarantor, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by either the Administrative Agent. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section.

(c) Release of Guaranty and Collateral. At such time as the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized in a manner consistent with the requirements in Section 2.07(k) and all LC Disbursements shall have been reimbursed and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Hedging Agreements, Cash Management Obligations or contingent indemnification obligations as to which no claim has been asserted) shall have been paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents, the Guaranty and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents and the Guaranty shall terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their Affiliates, on the one hand, and the Lenders, on the other hand, and the Loan Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each of the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) no Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the any Lender has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and no Lender has any obligation to any Loan Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party agrees that it will not assert any claim against any Lender based on an alleged breach of fiduciary duty by such Lender in connection with this Agreement and the Transactions contemplated hereby.

SECTION 10.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CARS.COM INC.

By:	/s/ Becky Sheehan
Name: Becky Sheehan
Title: Chief Financial Officer

[Signature Page to Cars.com Credit Agreement]

SUBSIDIARY GUARANTORS:

CARS.COM HOLDINGS, INC.

By:	/s/ Becky Sheehan
Name: Becky Sheehan
Title: Chief Financial Officer

CARS.COM HOLDINGS, LLC

By:	/s/ Becky Sheehan
Name: Becky Sheehan
Title: Chief Financial Officer

CARS.COM, LLC

By:	/s/ Becky Sheehan
Name: Becky Sheehan
Title: Chief Financial Officer

DEALERRATER CANADA, LLC

By:	/s/ Becky Sheehan
Name: Becky Sheehan
Title: Chief Financial Officer

DEALERRATER.COM LLC

By:	/s/ Becky Sheehan
Name: Becky Sheehan
Title: Chief Financial Officer

DMR HOLDINGS, INC.

By:	/s/ Becky Sheehan
Name: Becky Sheehan
Title: Chief Financial Officer

[Signature Page to Cars.com Credit Agreement]

DMR MEDIA HOLDINGS, LLC

By:	/s/ Becky Sheehan
Name: Becky Sheehan
Title: Chief Financial Officer

[Signature Page to Cars.com Credit Agreement]

JPMORGAN CHASE BANK, N.A. as Administrative Agent, and as a Lender, and as an Issuing Lender

By:	/s/ Davide Migliardi
Name: Davide Migliardi
Title: Vice President

[Signature Page to Cars.com Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION as a Lender and as an Issuing Lender

By:	/s/ Kieran Mahon
Name: Kieran Mahon
Title: Director

[Signature Page to Cars.com Credit Agreement]

Bank of America, N.A., as a Lender

By:	/s/ Erin M. Frey
Name: Erin M. Frey
Title: Senior Vice President

[Signature Page to Cars.com Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Shae B. Patel
Name: Shae B. Patel
Title: Duly Authorized Signatory

[Signature Page to Cars.com Credit Agreement]

Citizens Bank, N.A., as a Lender

By:	/s/ Barrett D. Bencivenga
Name: Barrett D. Bencivenga
Title: Managing Director

[Signature Page to Cars.com Credit Agreement]

FIFTH THIRD BANK, as a Lender

By:	/s/ Suzanne Rode
Name: Suzanne Rode
Title: Managing Director

[Signature Page to Cars.com Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ Cynthia W. Burton
Name: Cynthia W. Burton
Title: Director

[Signature Page to Cars.com Credit Agreement]

U.S. Bank National Association, as a Lender

By:	/s/ Paul Weissenberger
Name: Paul Weissenberger
Title: Senior Vice President

[Signature Page to Cars.com Credit Agreement]

Barclays Bank PLC, as a Lender

By:	/s/ May Huang
Name: May Huang
Title: Assistant Vice President

[Signature Page to Cars.com Credit Agreement]

BMO HARRIS BANK, N.A., as a Lender

By:	/s/ L. M. Junior Del Brocco
Name: L. M. Junior Del Brocco
Title: Senior Vice President

[Signature Page to Cars.com Credit Agreement]